Exhibit 10.6

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Execution

Version

LICENSE AND COLLABORATION AGREEMENT

by and between

PANDION THERAPEUTICS, INC.

and

ASTELLAS PHARMA INC.

- i -

ARTICLE 7 LICENSES		25

7.1	Licenses to Astellas	25
7.2	License to Pandion	26
7.3	No Implied Licenses; Negative Covenant	26
7.4	Subcontractors	27
7.5	Section 365(n) of the Bankruptcy Code	27

ARTICLE 8 FINANCIAL PROVISIONS		27

8.1	Upfront Payment	27
8.2	Reimbursement of Research Plan Costs	27
8.3	Research and Development Milestone Payments	28
8.4	Commercial Milestones	29
8.5	Royalty Payments for Licensed Products	30
8.6	Royalty Term	30
8.7	Royalty Adjustments	31
8.8	Royalty Reports and Payment	31
8.9	Currency; Exchange Rate	32
8.10	Late Payments	32
8.11	Taxes	32
8.12	Records and Audit Rights	32

ARTICLE 9 EXCLUSIVITY		33

9.1	Exclusivity	33
9.2	Exception for Basic Research	33
9.3	Pandion Change of Control	33

ARTICLE 10 INTELLECTUAL PROPERTY RIGHTS		34

10.1	Ownership of Intellectual Property	34
10.2	Mutual Support	34
10.3	Disclosure of Inventions	34
10.4	Patent Prosecution	35
10.5	Patent Enforcement	37
10.6	Defense	38
10.7	Trademarks	39

ARTICLE 11 CONFIDENTIALITY; PUBLICATION		39

11.1	Duty of Confidence	39
11.2	Exceptions	39
11.3	Authorized Disclosures	40
11.4	Publications	41
11.5	Public Disclosures	41
11.6	Attorney-Client Privilege	42

ARTICLE 12 REPRESENTATIONS AND WARRANTIES		43

12.1	Representations and Warranties of Each Party	43
12.2	Representations and Warranties by Pandion	43
12.3	Representations and Warranties by Astellas	44
12.4	Mutual Covenants	45
12.5	No Other Warranties	45

- ii -

ARTICLE 13 INDEMNIFICATION; LIABILITY; INSURANCE		45

13.1	Indemnification by Pandion	45
13.2	Indemnification by Astellas	46
13.3	Indemnification Procedure	46
13.4	Mitigation of Loss	47
13.5	Insurance	47
13.6	Limitation of Liability	47

ARTICLE 14 TERM AND TERMINATION		47

14.1	Term	47
14.2	Termination	48
14.3	Effects of Termination	49
14.4	Survival	50
14.5	Termination Not Sole Remedy	50

ARTICLE 15 GENERAL PROVISIONS		50

15.1	Force Majeure	50
15.2	Assignment	51
15.3	Severability	51
15.4	Notices	51
15.5	Governing Law	52
15.6	Dispute Resolution	52
15.7	Entire Agreement; Amendments	54
15.8	Headings	54
15.9	Independent Contractors	54
15.10	Waiver	54
15.11	Cumulative Remedies	54
15.12	Waiver of Rule of Construction	54
15.13	Business Day Requirements	54
15.14	Translations	55
15.15	Further Actions	55
15.16	Counterparts	55

Exhibits:

Exhibit A: Research Plan

Exhibit B: Parameters

Exhibit C: Transition Plan

Exhibit D: Preliminary Development Plan

Exhibit E: Joint Press Release

Exhibit F: Different Indications

- iii -

CONFIDENTIAL

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of October 30, 2019 (the “Effective Date”), by and between Pandion Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 610 Main Street, Cambridge, MA 02139, USA (“Pandion”), and Astellas Pharma Inc., a corporation organized and existing under the laws of Japan, having its registered office at 2-5-1, Nihonbashi-Honcho Chuo-ku, Tokyo 103-8411, Japan (“Astellas”). Astellas and Pandion are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Pandion is a biotechnology company directed to the research and development of bispecific antibody and other biologic therapeutics to achieve localized immunomodulation;

WHEREAS, Astellas is a pharmaceutical company working to create and develop novel therapies; and

WHEREAS, Pandion and Astellas desire to engage in a collaborative effort in which Pandion will carry out certain research and development activities relating to the identification and development of Licensed Compounds (as defined herein), and pursuant to which Astellas will have certain rights to develop and commercialize Licensed Compounds and Licensed Products (as defined herein) (the “Collaboration”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Active Ingredient” means the clinically active material(s) that provide pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Person, by contract or otherwise.

CONFIDENTIAL

1.3 “Astellas Know-How” means all Know-How that is Controlled by Astellas or any of its Affiliates as of the Effective Date or during the Term, and is necessary or useful for the Research, Development, Manufacture and Commercialization of the Compounds, the Licensed Compounds or the Licensed Products, including all Astellas Collaboration IP.

1.4 “Astellas Patent Rights” means all Patent Rights Controlled by Astellas or any of its Affiliates, during the Term that: (a) Cover the composition of matter of, or the method of making or using, the sale or the importation of the Compounds, the Licensed Compounds or the Licensed Products; or (b) are otherwise necessary or useful to exploit the Licensed Compounds or the Licensed Products in the Field in the Territory. The Astellas Patent Rights include any Patent Rights Covering Astellas Collaboration IP.

1.5 “Astellas Technology” means Astellas Know-How and Astellas Patent Rights.

1.6 “Biosimilar Product” means with respect to a Licensed Product sold in a country, a product in such country that: (a) is marketed by a Third Party that has not obtained the rights to such product as a sublicensee or distributor of, or through any other contractual relationship with, Astellas or any of its Affiliates or sublicensees; (b) contains any biologically active molecule that is the same as or highly similar to the applicable Licensed Product Compound notwithstanding minor differences in clinically inactive components; (c) has no clinically meaningful differences from the applicable Licensed Product in terms of safety, purity, and potency; (d) for which Regulatory Approval is obtained by referencing Regulatory Materials of such Licensed Product; and (e) that is approved for use in such country (or region) pursuant to a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or a similar process for Regulatory Approval in any country (or region) outside the United States.

1.7 “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Japan or a bank holiday in Boston, Massachusetts, USA.

1.8 “Change of Control” means with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity as a consequence of such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert (other than financial investment groups that do not have as a primary business the development and/or commercialization of pharmaceutical products or companion diagnostics) acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.9 “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, as applicable.

1.10 “CMC” means Chemistry Manufacturing and Controls.

CONFIDENTIAL

1.11 “Commercialize” or “Commercialization” means all activities directed to marketing, promoting, advertising, exhibiting, distributing (including management of wholesalers), detailing or selling a Licensed Product in the Field (including importing and exporting activities in connection therewith).

1.12 “Commercially Reasonable Efforts” means, in relation to an obligation of a Party under this Agreement, efforts and resources comparable to those which an entity in the biotechnology or pharmaceutical industry of similar resources and expertise as such Party generally uses to accomplish an equivalent task and, if used in relation to (a) Research of Compounds and Products and (b) the Development, Manufacture and Commercialization of a Licensed Product, efforts used by such an entity in relation to its own products (including internally developed, acquired and in-licensed products) of a similar market potential or profit potential at a similar stage in development or product life, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, Regulatory Authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of Regulatory Approval and other relevant scientific, technical and commercial factors.

1.13 “Compound” means any bispecific antibody or other biologic consisting of a Tether and an Effector that is discovered or developed under the Research Plan.

1.14 “Confidential Information” means, subject to ARTICLE 11, all non-public or proprietary information disclosed by a Party to the other Party under this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, Know-How, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, Regulatory Filings, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information shall include: (a) the terms and conditions of this Agreement; and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement dated July 9, 2018 (the “Prior CDA”).

1.15 “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party; provided, however, that any Patent Right, Know-How or other intellectual property right controlled by an acquirer of a Party will not be treated as “Controlled” by such acquired Party for purposes of this Agreement except to the extent that such Patent Right, Know-How or other intellectual property right is (i) developed, acquired or otherwise Controlled by such acquirer of such acquired Party prior to the effective date of the applicable Change of Control of the acquired Party pursuant to or in connection with a license or other agreement with

CONFIDENTIAL

such acquired Party, whether owned by such acquired Party or such acquirer (for purposes of this definition, such intellectual property rights and Know-How, the “Related IP”), (ii) developed or acquired by such acquirer following such Change of Control with the use of or reliance on (A) such acquired Party’s Patent Rights, Know-How or other intellectual property rights obtained by the acquirer as a result of the Change of Control, or (B) Related IP, or (iii) used by or on behalf of the acquired Party or any of its Affiliates in performing any of the acquired Party’s obligations under this Agreement.

1.16 “Cover” or “Covering” means, with respect to a product, technology, process or method, that, in the absence of ownership of or a license granted under a Valid Claim, the practice or exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.17 “Development” means all research and non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, statistical analysis, formulation development, delivery system development, statistical analysis, Manufacturing Development, the performance of clinical trials (including the Manufacturing of Licensed Product for use in Clinical Trials), or other activities reasonably necessary in order to obtain, but not maintain, Regulatory Approval of Licensed Products in the Field in the Territory. When used as a verb, “Develop” means to engage in Development activities.

1.18 “Dollars” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.19 “Effector” means a T cell effector moiety in a Compound that consists of a Tether, which shall initially include [**]. The Effectors may be changed by written agreement of the Parties.

1.20 “EMA” means the European Medicines Agency or any successor entity thereto.

1.21 “EU” or the “European Union” means the European Union and its member states as of the Effective Date, which are: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxemburg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, as well as Norway and Iceland, and each of their successors to the extent such successors occupy the same territory; provided that for purposes of clarity, in the event that the United Kingdom or any other country listed above withdraws from the European Union, such country shall remain part of the European Union for purposes of this Agreement.

1.22 “Executive Officers” means the Chief Executive Officer of Pandion and the SVP and President, Drug Discovery Research of Astellas.

1.23 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.24 “FFDCA” means the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time.

CONFIDENTIAL

1.25 “Field” means the diagnosis, prevention, treatment, prophylaxis, management and cure of any human diseases or conditions.

1.26 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale for monetary value of such Licensed Product by Astellas, its Affiliates or its sublicensees to an end user for use, consumption or resale of such Licensed Product in such country following receipt of Regulatory Approval of such Licensed Product in such country. Sale of a Licensed Product under this Agreement by Astellas to an Affiliate of Astellas or a sublicensee of Astellas shall not constitute a First Commercial Sale unless such Affiliate or such sublicensee is the end user of such Licensed Product. For the avoidance of doubt, the sale of Licensed Product for clinical study purposes, early access programs (such as to provide patients with a Licensed Product prior to Regulatory Approval pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar uses shall not constitute a First Commercial Sale.

1.27 “FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period (consisting of a total of [**] hours per year of dedicated effort). Any person who devotes less than [**] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [**], provided that in no event shall an individual employee constitute more than one (1) FTE in any twelve (12) month period. For avoidance of doubt, the hours allocated to the work of general corporate or administrative personnel shall not be incorporated into FTE.

1.28 “FTE Rate” means an initial rate of $[**] per FTE per year, which shall apply through December 31, 2020. Thereafter, the FTE Rate shall be changed annually on a calendar year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”) (based on the change in the CPI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of such revised FTE Rate).

1.29 “FTE Cost” means the FTE Rate multiplied by the number of FTEs expended by Pandion or its Affiliates during such period.

1.30 “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guideline adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” (or any successor document), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time.

1.31 “GLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

CONFIDENTIAL

1.32 “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FFDCA, as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., including the quality guideline promulgated by the ICH designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the regulations promulgated thereunder, in each case as they may be updated from time to time.

1.33 “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.34 “IFRS” means International Financial Reporting Standards.

1.35 “IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.36 “Indication” means any human diseases, syndromes and medical conditions that can be diagnosed, treated, prevented or ameliorated; provided that all Indications for which one or more Clinical Trials are conducted under one IND will be deemed, for all purposes under this Agreement, the same Indication, regardless of: (a) subtypes of the same disease, (b) different symptoms of the same disease, (c) prevention, treatment or cure of the same disease, (d) product formulation, packaging, dosage amount, dosage form, route of administration, monotherapy vs. combination or add-on therapies, and (e) patient’s gender and age. Notwithstanding the foregoing, different types of autoimmune diseases and other diseases listed on Exhibit F shall be deemed to be different Indications.

1.37 “Know-How” means any information and materials, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results, coordinates for compound or protein structures, expression constructs, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent Rights.

1.38 “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.39 “Licensed Compound” means any Compound that is designated by the JSC (or, if the Research Term has ended, by Astellas) for the earlier of: (a) GLP or GMP scale Manufacturing, or (b) first dosing in GLP-toxicology studies using non-human primates, in either case pursuant to Section 3.7.

CONFIDENTIAL

1.40 “Licensed Product” means (a) any product that contains a Licensed Compound as the primary Active Ingredient and (b) all other products containing a Licensed Compound as an Active Ingredient including Combination Products that may include more than one Active Ingredient.

1.41 “MAA” or “Marketing Authorization Application” means an application for Regulatory Approval in any particular jurisdiction other than the U.S.

1.42 “Major European Market Countries” means any of the following: [**].

1.43 “Major Market Countries” means [**].

1.44 “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Compound or Licensed Product.

1.45 “Net Sales” means the gross amount billed or invoiced by or for the benefit of Astellas, its Affiliates, and its sublicensees to Third Parties with respect to a Licensed Product, less the following deductions, as allocable to such Licensed Product (if not previously deducted from the amount invoiced):

(a) normal and customary cash, trade or quantity discounts, allowances, and credits allowed, in the form of deductions or fees actually allowed with respect to sales of such Licensed Product, excluding commissions for Commercialization of such Licensed Product;

(b) charge-back payments, rebates, administrative fees, and discounts (or equivalents thereof) payable to trade customers, managed health care organizations, pharmacy benefit managers (or equivalents thereof), group purchasing organizations, specialty pharmacy providers, federal, state/provincial, local, or other governments, or their agencies or purchasers or reimbursers;

(c) retroactive price reductions or credits actually granted upon rejections or returns of such Licensed Product, where such adjustments are limited to recalls or damaged goods, billing errors, reserves for returns, and the actual amount of any write-offs for bad debt;

(d) outbound freight, shipment and insurance costs, to the extent included in the price and separately itemized on the invoice price;

(e) taxes (other than income taxes assessed against the income arising from the sale of such Licensed Product), duties, tariffs, mandated contribution or other governmental charges imposed on the sale of such Licensed Product, including customs duties, VAT (but only to the extent that such VAT are not reimbursable or refundable), excise taxes, use taxes and sales taxes, in each case to the extent included in the price and separately itemized on the invoice price;

CONFIDENTIAL

(f) compulsory payments and cash rebates related to sales of such Licensed Product payable to a Governmental Authority (or agent thereof) pursuant to applicable Law by reason of any national or local health insurance program or similar program, including government-levied fees resulting from healthcare reform policies and annual fees paid pursuant to the Patient Protection and Affordable Care Act (“ACA”), provided that such ACA annual fees shall be reasonably allocable to the Licensed Product; and

(g) amounts payable to patients through co-pay assistance cards or similar forms of rebate directly related to the prescribing of such Licensed Product.

If a single item falls into more than one of the categories set forth in clauses (a)-(g) above, such item may not be deducted more than once.

Sales between Astellas and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is a distributor, pharmacy or end user.

If a Licensed Product is sold in the form of a combination product containing both a Licensed Compound and one or more Active Ingredient(s) as separate molecular entity(ies) that are not Licensed Compounds (a “Combination Product”), the Net Sales of such Licensed Product for the purpose of calculating royalties and sales-based Milestone Payments owed under this Agreement for sales of such Licensed Product, shall be determined as follows: first, Astellas shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Licensed Product, if sold separately, and B is the total invoice price of other Active Ingredient in such Combination Product if sold separately. If any other Active Ingredient in such Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Licensed Product if sold separately, and C is the invoice price of such Combination Product. If neither such Licensed Product nor any other Active Ingredient in such Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Licensed Product in such Combination Product to the total fair market value of such Combination Product.

With respect to any sale of any Licensed Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Licensed Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales of such Licensed Product in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Licensed Products distributed for use in clinical trials.

Net Sales shall be calculated on an accrual basis, in a manner consistent with Astellas’ accounting policies for external reporting purposes, as consistently applied, in accordance with IFRS. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Astellas’ accounting policies for external reporting purposes, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

CONFIDENTIAL

1.46 “Non-Primary Indication” means an Indication other than the Primary Indication.

1.47 “Out-of-Pocket Costs” means actual out-of-pocket costs and expenses paid by a Party or any of its Affiliates to Third Parties, including to a consultant or contractor of such Party.

1.48 “Pandion Effector Know-How” means all Know-How that is Controlled by Pandion or any of its Affiliates as of the Effective Date or during the Term that is directed to Effectors.

1.49 “Pandion Effector Patent Rights” means all Patent Rights Controlled by Pandion or any of its Affiliates, as of the Effective Date or during the Term that Cover the composition of matter of, or the method of making or using, the sale or the importation of Effectors.

1.50 “Pandion Effector Technology” means Pandion Effector Patent Rights and Pandion Effector Know-How.

1.51 “Pandion Know-How” means all Know-How that is Controlled by Pandion or any of its Affiliates as of the Effective Date or during the Term and is necessary or useful for the Research, Development, Manufacture and Commercialization of the Compounds, the Licensed Compounds or the Licensed Products, including Pandion Effector Know-How, Pandion Collaboration IP and Joint Collaboration IP.

1.52 “Pandion Patent Rights” means all Patent Rights Controlled by Pandion or any of its Affiliates, as of the Effective Date or during the Term that: (a) Cover the composition of matter of, or the method of making or using, the sale or the importation of the Compounds, the Licensed Compounds or the Licensed Products; or (b) are otherwise necessary or useful to exploit the Licensed Compounds or the Licensed Products in the Field in the Territory. The Pandion Patent Rights include Pandion Effector Patent Rights and any Patent Rights Covering Pandion Collaboration IP and Joint Collaboration IP.

1.53 “Pandion Technology” means Pandion Patent Rights and Pandion Know-How.

1.54 “Patent Rights” means all patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.55 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

CONFIDENTIAL

1.56 “Phase 1 Clinical Trial” means a study in humans (whether a standalone trial or a stage of a “Phase 1/2” clinical trial described in the protocol as the “Phase 1 portion”), the principal purpose of which is a preliminary determination of the safety of a pharmaceutical product in healthy individuals or patients, as further described in US 21 CFR § 312.21(a) (as may be amended), or a similar clinical study in a country other than the United States.

1.57 “Phase 2 Clinical Trial” means a study in humans (whether a standalone trial or a stage of a “Phase 1/2” clinical trial described in the protocol as the “Phase 2 portion”, or a stage of a “Phase 2/3” clinical trial described in the protocol as the “Phase 2 portion”), the principal purpose of which is a determination of safety and efficacy of a pharmaceutical product in patients with the disease or condition under study, as further described in US 21 CFR. § 312.21(b) (as may be amended), or a similar clinical study in a country other than the United States.

1.58 “Phase 3 Clinical Trial” means a study in humans of the safety and efficacy of a pharmaceutical product that is prospectively designed, statistically powered and conducted to provide an adequate basis for obtaining Regulatory Approval to market such product for patients with the disease or condition under study, as further described in US 21 CFR § 312.21(c) (as may be amended), or a similar clinical study in a country other than the United States.

1.59 “PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan and any successor agency(ies) or authority having substantially the same function.

1.60 “Primary Indication” means prevention or treatment of type 1 diabetes, including latent autoimmune diabetes in adults.

1.61 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that is necessary to market and/or sell a Licensed Product in any country or jurisdiction in the Territory for one or more uses, including any pricing and reimbursement approvals that are legally required to conduct a launch of such Licensed Product in such country or jurisdiction.

1.62 “Regulatory Approval Application” means a New Drug Approval Application or Biologics License Application (each, as defined in the FFDCA) in the U.S., or any corresponding application for Regulatory Approval in any country or jurisdiction in the Territory outside the U.S., including, with respect to the European Union, an MAA filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the decentralized procedure, mutual recognition or any national approval procedure.

1.63 “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in a country or jurisdiction in the Territory, including (a) in the U.S., the FDA and any other applicable Governmental Authority having jurisdiction over a Licensed Product; (b) in the EU, the EMA or any other applicable Governmental Authority in the EU having jurisdiction over a Licensed Product; (c) in Japan, the PMDA; and (e) in any country or jurisdiction other than the U.S., EU or Japan, any applicable Governmental Authority having jurisdiction over a Licensed Product.

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1.64 “Regulatory Exclusivity” means any exclusive marketing rights or data protection or other non-patent exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory, including orphan drug exclusivity, pediatric exclusivity, data and market exclusivity rights conferred under the ACA, including the Biologics Price Competition and Innovation Act, or in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions in the Territory, that prevent such Regulatory Authority from granting any regulatory approval under the Biologics Price Competition and Innovation Act or similar applicable Law, of a Third Party product (the “Biologic Exclusivity”); provided, however, that, in the event that a Regulatory Authority confers more than one type of exclusivity with respect to a Licensed Product in a country or jurisdiction (e.g., the FDA grants both Biologic Exclusivity and pediatric exclusivity with respect to such Licensed Product), “Regulatory Exclusivity” will be deemed to apply to such Licensed Product in such country so long as any Regulatory Exclusivity granted to such Licensed Product prevents such Regulatory Authority from granting any regulatory approval under the Biologics Price Competition and Innovation Act, or similar applicable Law, of a Third Party product that has an amino acid sequence that is the same as or highly similar to the amino acid sequence of such Licensed Product. Regulatory Exclusivity shall not include exclusivity conferred by a Patent Right.

1.65 “Regulatory Filings” means, with respect to any Licensed Compound or Licensed Product, all regulatory applications, submissions, notifications, communications, correspondence, registrations and other filings and supporting documents created, for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Licensed Compound or Licensed Product, and all data contained therein, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records. Regulatory Filings includes INDs and Regulatory Approval Applications, and any amendments and supplements for any of the foregoing.

1.66 “Research” means all research activities conduct by or on behalf of either Party or the Parties jointly pursuant to the Research Plan.

1.67 “Research Plan” means the written plan that sets forth in reasonable detail specific research activities to be conducted by the Parties during the Research Term, as may be amended from time to time in accordance with this Agreement. The initial Research Plan is attached hereto as Exhibit A.

1.68 “Terminated Compound” means any Compound that is a Licensed Compound at the time this Agreement is terminated (in its entirety or with respect to such Licensed Compound) for any reason other than a termination by Astellas pursuant to Section 14.2(b).

1.69 “Terminated Product” means (a) any product that contains a Terminated Compound as the primary Active Ingredient and (b) all other products containing a Terminated Compound as an Active Ingredient including Combination Products that may include more than one Active Ingredient.

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1.70 “Territory” means worldwide.

1.71 “Tether” means a tissue-tethering moiety of a Compound that targets any Tether Target. The Tethers shall target up to three (3) target proteins expressed on pancreatic beta islet cells (the “Tether Targets”), unless otherwise mutually agreed by the Parties in writing. The Tether Targets shall initially be: [**]. The Tether Targets may be changed solely by written agreement of the Parties.

1.72 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.73 “Third Party Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature.

1.74 “Transition” means, on a Transition Compound-by-Transition Compound basis or on a Licensed Compound-by-Licensed Compound basis, transition of Pandion Know-How and inventory relating to the applicable Transition Compound or Licensed Compound (including their starting materials and intermediates) from Pandion to Astellas that is undertaken by Pandion, in accordance with Section 3.4(b)(vi), Section 3.8 and the transition plan under Exhibit C (“Transition Plan”).

1.75 “Transition Compound” means any Compound (a) that is designated by Astellas in accordance with Section 3.7(c) during the Additional Compound Designation Period, and (b) for which Transition activities may be conducted under a Transition Plan under Section 3.8.

1.76 “Transition Date” means, on a Compound-by-Compound basis, the date on which a Compound is designated a Transition Compound or a Licensed Compound in accordance with Section 3.7.

1.77 “United States” or “U.S.” means the United States of America, including its fifty (50) states and the District of Columbia.

1.78 “Valid Claim” means (a) a claim of an issued and unexpired patent within the Pandion Patent Rights Covering the composition, Manufacture, use, sale, offer for sale or import of Licensed Product, which is owned or Controlled by Pandion and has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise or (iv) been abandoned; or (b) a pending claim in an unissued application within the Pandion Patent Rights Covering the composition, Manufacture, use, sale, offer for sale or import of Licensed Product, which patent is owned or Controlled by Pandion and which claim has been pending for less than [**] from its earliest priority date. For clarity, a claim in a patent that fails to issue within [**] from its earliest priority date, and subsequently issues becomes a Valid Claim upon issuance.

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1.79 Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Definition	Section
ACA	1.45(f)
Additional Compound Designation Period	3.7(c)
Additional Studies	3.8
Agreement	Preamble
Astellas	Preamble
Astellas Collaboration IP	10.1(c)
Astellas Collaboration IP Patent Rights	10.4(d)(i)
Astellas Indemnitees	13.1
Bankruptcy Code	7.5
Biologic Exclusivity	1.64
CMO	8.7(c)
CMO IP	8.7(c)
Collaboration	Recitals
Combination Product	1.45
Competing Product	9.3
CPI	1.28
Development Plan	4.2
Disclosing Party	11.1(a)
Dispute	15.6(a)
Effective Date	Preamble
GLP-Tox Milestone	8.3(a)(ii)
ICC	15.6(b)(ii)
ICH	1.30
Indemnified Party	13.3
Indemnifying Party	13.3
Infringement	10.5(a)
Initial Inventory	3.8(c)
Initial Pandion Technology	3.8(a)
Joint Collaboration IP	10.1(d)
Joint Collaboration IP Patent Rights	10.4(c)(i)
JSC	2.1(a)
JSC Co-Chair	2.1(e)
Milestone Event	8.3(a)
Milestone Payment	8.3(a)
Offset Floor	8.7(d)
Out-of-Pocket Costs Invoice	8.2(b)
Pandion	Preamble
Pandion Acquirer	9.3
Pandion Collaboration IP	10.1(b)
Pandion Collaboration IP Patent Rights	10.4(b)(i)
Pandion Indemnitees	13.2
Pandion Research FTEs	3.3
Pandion Updates	2.4

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Definition	Section
Parameters	3.7
Party	Preamble
Prior CDA	1.14
Product Marks	10.7
Receiving Party	11.1(a)
Related IP	1.15
Remainder	10.5(e)
Research Advance Invoice	8.2(a)
Research Budget	3.3
Research Plan Costs	3.6
Research Program	3.1
Research Term	3.2
Research Term Designation Period	3.7(b)
Research True-Up Report	8.2(a)(ii)
SEC	11.5(b)
Subsequent Inventory	3.8(c)
Subsequent Pandion Technology	3.8(a)
Term	14.1
Tether Targets	1.71
Third Party License	8.7(c)
Transition Plan	1.74

1.80 Interpretation. In this Agreement, unless otherwise expressly specified:

(a) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(d) the word “or” is used in the inclusive sense (and/or);

(e) “days” means calendar days; and

(f) the Exhibits and other attachments form part of the operative provision of this Agreement and references to “this Agreement” shall include references to the Exhibits and attachments.

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ARTICLE 2

GOVERNANCE

2.1 Joint Steering Committee.

(a) Formation and Purpose. The Parties agree to establish and convene a joint steering committee (the “JSC”) within [**] after the Effective Date. The JSC shall consist of representatives from each Party as further described in Section 2.1(d) and operate in accordance with this Section 2.1. The purpose of the JSC shall be to provide a forum for the overall coordination, communication and oversight of the Parties’ activities under this Agreement, including the resolution of disputes properly referred to the JSC under this Agreement. The JSC shall be dissolved upon the expiration of the Research Term, unless otherwise agreed in writing by the Parties.

(b) Responsibilities of the JSC. The JSC’s overall responsibility shall be to:

(i) review, discuss, and oversee the overall progress of the Parties’ efforts in the performance of the activities under the Research Plan;

(ii) review, discuss, and oversee the results and data arising from the research and/or CMC activities under the Research Plan, and provide insight and feedback on potential combinations of Tethers and Effectors;

(iii) review, discuss and approve the (a) addition of one or more new activities into the Research Plan including the Research Budget for such activity or (b) material amendment (including termination) of pre-approved activities in the Research Plan, the Transition Plan, and the Research Budget associated with such amendment that are proposed by either Party;

(iv) review and provide oversight to the Transition activities and serve as a forum for the coordination of such efforts between the Parties;

(v) review, discuss, and approve nominations submitted by either Party of a Compound to be designated (on a Compound-by-Compound basis) as a Transition Compound;

(vi) review, discuss, and approve nominations submitted by either Party of a Compound (or a Transition Compound, if applicable) to be designated (on a Compound-by-Compound basis or a Transition Compound-by-Transition Compound basis) as a Licensed Compound;

(vii) review, discuss, and approve publications proposed by either Party under Section 11.4;

(viii) decide matters and resolve disputes referred to the JSC which the JSC has authority to decide or resolve under this Agreement;

(ix) review and discuss patent prosecution plans and progresses related to Section 10.4, that either Party reports to each JSC meeting;

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(x) make decisions for any dispute relating to Joint Collaboration IP Patent Right in accordance with Section 10.4(c);

(xi) review and discuss the Pandion Updates provided by Pandion under Section 2.4; and

(xii) perform other obligations specifically delegated to it under this Agreement.

(c) JSC Decisions and Actions.

(i) Actions to be taken by the JSC shall be taken only following unanimous vote, with the representatives of each Party collectively having one (1) vote. If the JSC fails to reach unanimous agreement on a matter before it for decision within [**] from the date that the matter is first presented to the JSC in writing, such matter shall be referred to the Executive Officers for discussion and resolution pursuant to Section 15.6(a). Any resolution of such matter by the Executive Officers shall be final and binding on the Parties. If the Executive Officers are not able to resolve the matter within the [**] period specified in Section 15.6(a), then [**] shall have the final decision-making authority with respect to such matter, and [**] decision on such matter shall be final and binding on the Parties, subject to the limitations set forth in Section 2.1(c)(ii), Section 2.1(c)(iii), Section 3.3 and Section 10.4(c).

(ii) In no event shall the JSC, any subcommittee or working group thereof, the Executive Officers or Astellas have the right or power to (A) amend this Agreement, (B) decide any matter in contravention of any terms of this Agreement, (C) change any rights or obligations of either Party under this Agreement, (D) require either Party to perform studies or other development work that is not expressly agreed to in writing by Pandion and Astellas, or (E) require either Party to incur expenses other than as set forth in this Agreement or expressly agreed to in writing by Pandion and Astellas.

(iii) Notwithstanding anything to the contrary in this Agreement, to the extent that [**] has final decision-making authority with respect to any matter pursuant to Section 2.1(c)(i), [**] shall not exercise such final decision-making authority to: (A) impose any requirement that [**] take any action that it reasonably believes would result in a violation of Law, violation of any agreement with a Third Party, or infringement of any intellectual property rights of a Third Party; (B) make any final and binding determination that a Party has breached or has not breached this Agreement; or (C) make any final and binding determination as to whether any payments under this Agreement, including Milestone Payments and Royalties, are due to [**] under the terms of this Agreement.

(d) JSC Membership. Promptly after the Effective Date, each Party shall designate [**] representatives for the JSC. The JSC may elect to vary the number of representatives from time to time, provided that, unless otherwise agreed by the Parties in writing at the JSC, the JSC shall maintain an equal number of representatives from each Party. Each representative shall have the appropriate level of experience in the subject area of the JSC, and at least one (1) representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JSC to fulfill its

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responsibilities. Either Party may designate substitutes for its JSC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting. From time to time each Party may replace its JSC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). Each representative shall be bound by confidentiality and non-use obligations substantially consistent with those set forth in this Agreement.

(e) JSC Co-Chairs. Each Party shall designate one (1) of its representatives as its primary JSC contact for JSC matters (such Party’s “JSC Co-Chair”). The JSC Co-Chairs shall be responsible for calling and convening meetings, but shall have no special authority over the other members of the JSC, and shall have no additional voting rights. The JSC Co-Chairs (or their respective designates) shall collaboratively: (i) prepare and circulate an agenda reasonably in advance of each upcoming meeting; and (ii) prepare and issue minutes of the JSC meeting within [**] thereafter. Such minutes shall not be finalized until each JSC representative reviews and approves such minutes, provided that any minutes shall be deemed approved unless a JSC representative objects to the accuracy of such minutes within [**] after the circulation of the minutes. From time to time each Party may replace its JSC Co-Chair by written notice to the other Party.

(f) Meetings.

(i) Timing and Frequency. No later than [**] after the Effective Date, the JSC will hold an in-person meeting to establish the JSC’s operating procedures. The JSC shall meet at least [**] until the end of the Research Term, at which time the JSC shall dissolve. Additional meetings of the JSC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned), as required under this Agreement or to resolve any matter or dispute referred to the JSC in accordance with this Agreement. In the case of any matter or dispute referred to the JSC, such meeting shall be held within [**] following referral to the JSC, or as soon as reasonably possible thereafter.

(ii) Meeting Procedures. Meetings of the JSC shall be effective only if a majority of representatives of each Party are present or participating. Other than the initial meeting, the JSC will meet either (i) in person at each Party’s facilities, on an alternating basis, or at such locations as the Parties may otherwise agree, at least [**]; or (ii) by audio or video teleconference. Each Party shall be responsible for all of its own expenses incurred in connection with its representatives’ participation in the JSC meeting, including all travel and lodging. All other Third Party expenses incurred by the JSC in furtherance of a JSC meeting, such as expenses associated with off-site meetings, shall be shared equally by the Parties.

(iii) Non-Member Participation. Additional non-members of the JSC having relevant experience may from time to time be invited to participate in a JSC meeting, provided that such participants shall have no voting rights or powers. Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (i) the other Party’s representatives have consented to the attendance (such consent not to be unreasonably withheld, delayed or conditioned); and (ii) such non-member participant is subject to confidentiality and non-use obligations substantially consistent with those set forth in this Agreement.

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(iv) Additional Subcommittees and Working Groups. The JSC may establish other subcommittees or working groups, as needed to further the purposes of this Agreement, including any responsibilities assigned to the JSC under this Agreement; provided, however, that the JSC shall not delegate its dispute resolution authority. The purpose, scope and procedures of any such subcommittee or working group shall be mutually agreed in writing by the JSC. Actions to be taken by any subcommittee or working group shall be taken only following unanimous vote, with the representatives of each Party collectively having one (1) vote. If any subcommittee or working group fails to reach unanimous agreement on a matter before it for decision for a period in excess of [**] from the date that the matter is first presented to such subcommittee or working group in writing, such matter shall be referred to the JSC for resolution pursuant to Section 2.1(c).

2.2 Authority. The Parties agree that it shall be conclusively presumed that, unless otherwise explicitly stated, each voting member of the JSC, or each subcommittee or working group established by the JSC, has the authority and approval of such member’s respective senior management in casting his or her vote. The JSC, and each subcommittee or working group established by the JSC, shall each have only the powers assigned expressly to the JSC in this Section 2.2 and elsewhere in this Agreement.

2.3 Alliance Managers. Promptly following the Effective Date, each Party shall designate in writing an Alliance Manager to serve as the primary point of contact for the Parties regarding all Collaboration activities contemplated under this Agreement. Each Alliance Manager shall facilitate communication and coordination of the Parties’ activities under this Agreement relating to the Licensed Compounds and the Licensed Products. The Alliance Managers shall not be a member of the JSC. The Alliance Managers shall be allowed to attend, as a non-voting observer, meetings of the JSC, as well as any subcommittee or working group established by the JSC of which the Alliance Manager is not a member. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

2.4 Pandion Updates. During the Research Term, Pandion shall provide the JSC with [**] written corporate and research updates (“Pandion Updates”). Pandion may share Confidential Information relating to programs outside of the Collaboration in the Pandion Updates; provided that Pandion will not share Confidential Information of any Third Party or generated under a collaboration with a Third Party if the provision of such Pandion Confidential Information would violate the agreement with the Third Party; provided further, however, that Pandion will (a) use such good faith reasonable efforts (including amending, as appropriate any relevant Third Party agreements) to permit the sharing of all such information and (b) provide information in a redacted manner if such redactions would permit the sharing of information. Such Confidential Information may include but is not limited to preclinical and clinical study plans, study data, regulatory status, CMC information, market analysis, and any other information that may be useful for discussing a potential collaboration outside the Collaboration. Pandion shall retain all right, title and interest in such Confidential Information (subject to the grant of any licenses to Pandion Technology under ARTICLE 7) and Astellas will receive no rights to use such Confidential Information except to evaluate the Pandion Updates and any potential expansion of the collaboration between the Parties outside the Collaboration resulting therefrom, subject to ARTICLE 11.

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ARTICLE 3

RESEARCH

3.1 General. The Parties will conduct a research and development collaboration to discover, identify, characterize and optimize Tether and Effector combinations to create Compounds for further Development in the Primary Indication or Non-Primary Indications in the Field pursuant to the Research Plan (the “Research Program”).

3.2 Research Term. The term of the Research Program (the “Research Term”) shall commence on the Effective Date and end on the earlier of (a) completion of the activities set forth in the Research Plan and (b) the fifth (5th) anniversary of the Effective Date. The Research Term may be extended by the Parties’ mutual written agreement.

3.3 Research Plan. All Research activities during the Research Term under this Agreement shall be conducted pursuant to the Research Plan. The Research Plan shall allocate Research responsibilities between the Parties, shall set forth the objectives, activities and parameters for evaluation for such Research, as well as the timeline related thereto. The Research Plan shall also set forth the detailed budget for such activities, including a minimum number of Pandion FTEs that Astellas shall support [**] at the FTE Rate (the “Pandion Research FTEs”), the number of Astellas FTEs committed by Astellas during the Research Term and outsourced costs (the “Research Budget”). From time to time during the Research Term, the JSC shall prepare updates and amendments, as appropriate, to the then-current Research Plan (including the Research Budget), provided that, in the event that the JSC and the Executive Officers cannot reach consensus on any such update or amendment that would decrease the number of Pandion Research FTEs supported by Astellas, [**] may only exercise its final decision-making authority under Section 2.1(c)(i) with respect to such update or amendment if it provides [**] with [**] prior written notice of such decrease or as otherwise agreed to in writing by [**]. Once approved by the JSC, such revised Research Plan shall replace the prior Research Plan. If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

3.4 Conduct of Research.

(a) Generally. Each Party shall use Commercially Reasonable Efforts to carry out the Research activities assigned to it in the Research Plan and shall conduct such activities in good scientific manner, and in compliance with all applicable Laws. Each Party shall keep the other Party reasonably informed as to its progress in the conduct of the Research Plan through meetings of the JSC. At least [**] before each JSC meeting, each Party shall submit to the JSC a written summary of its activities since its prior report.

(b) Pandion Obligations. While final details will be set forth in the Research Plan, it is anticipated that Pandion shall be responsible, at its sole cost and expense (but subject to the financial payments set forth in this Agreement) for the following activities:

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(i) generating Compounds (or, each Transition Compound, if applicable) and for performing all non-GLP in-vitro and in-vivo characterization activities necessary or useful in support of the nomination of a Licensed Compound;

(ii) providing Astellas with study reports for each Compound (or, each Transition Compound or each Licensed Compound, if applicable) that are necessary or useful for Astellas’ preparation of Regulatory Filing;

(iii) developing a stage-appropriate prototype potency assay (which would then be transferred to Astellas or a Third Party designated by Astellas);

(iv) providing reasonable CMC consulting and advisory services to Astellas during bioprocess development and cell line development; and

(v) undertaking, by itself or through third parties, any CMC activities, including the technology transfer from Pandion to Astellas under Section 3.8 to the extent reasonably necessary or useful for Astellas’ manufacturing of materials, that are allocated to Pandion under the Research Plan or the Transition Plan.

(vi) providing Astellas, during the Research Term Designation Period, with any Pandion Know-How and/or any inventory related to Compound(s) that are necessary or reasonably useful for Astellas’ activities under the Development Plan, even prior to nomination or designation of such Compound(s) as Licensed Compound(s). Specific items for such early Transition shall include:

(A) Final amino-acid sequence(s) of applicable Compound(s);

(B) Available research-grade manufacturability assessment data of applicable Compound(s) (Items are shown in Exhibit B); and

(C) Sample of research-grade materials of applicable Compound(s).

Such items shall be transferred to Astellas, promptly upon decision by the JSC or upon Astellas’ written request. For clarity, there is no limitation on the number of Compound(s) that may be included in this early Transition.

(c) Astellas Obligations. While final details will be set forth in the Research Plan, it is anticipated that Astellas shall be responsible, at its sole cost and expense, for the following activities:

(i) undertaking, by itself or through third parties, any research activities that are allocated to Astellas under the Research Plan; and

(ii) undertaking, by itself or through third parties, any CMC activities that are allocated to Astellas under the Research Plan.

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3.5 Research Records. Each Party shall maintain complete, current and accurate records of all activities conducted by it under the Research Plan, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Research in good scientific manner. Such records shall be maintained for no less than [**] following the calendar year to which such records pertain (or any longer period required by applicable Law).

3.6 Research Plan Costs. Each Party shall be responsible for all the costs and expenses incurred by such Parties in performing the Research assigned to it in the Research Plan, including FTE Costs and Out-of-Pocket Costs (the “Research Plan Costs”); provided, however, that Astellas shall reimburse Pandion for the Research Plan Costs reasonably incurred by or on account of Pandion in accordance with the Research Budget pursuant to Section 8.2.

3.7 Nomination and Designation of Licensed Compounds or Transition Compounds.

(a) Generally. During the Research Term Designation Period (as defined below), on a Compound-by-Compound basis, either Party may nominate a Compound to be designated as a Licensed Compound. The JSC (or if the Research Term has ended, Astellas) shall review the parameters of such nominated Compound set forth in Exhibit B (the “Parameters”), and, in accordance with Section 2.1(c)(i), determine if the Compound should be approved as a Licensed Compound. If approved by the JSC (or, Astellas, if applicable) such Compound will be designated as a Licensed Compound hereunder. For clarity, neither Party may nominate a Compound before the JSC (or Astellas, if applicable) has reviewed the Parameters of such Compound. In addition, pursuant to Section 3.7(c), from the end of the Research Term Designation Period until the end of the Additional Compound Nomination Period, Astellas may designate any Transition Compound(s) as a Licensed Compound(s) at Astellas’ sole discretion, subject to this Section 3.7.

(b) Failure to Designate a Licensed Compound. If, at the end of the Research Term Designation Period, no Compound has been designated as a Licensed Compound, the Agreement shall automatically terminate and the provisions of Section 14.3 shall apply. As used herein, “Research Term Designation Period” means the period commencing on the Effective Date and ending [**] after the expiration of the Research Term.

(c) Additional Compound Designation Period. In the event that Astellas has designated at least one Compound as a Licensed Compound during the Research Term Designation Period, then Astellas may designate up to [**] Transition Compounds during the [**] following the expiration of the Research Term (the “Additional Compound Designation Period”). Astellas may perform Research activities on such Transition Compounds during the Additional Compound Designation Period.

3.8 Transition of Licensed Compounds or Transition Compounds.

(a) In furtherance of Astellas’ right to nominate and/or designate a Licensed Compound(s) and Astellas’ license thereto granted by Pandion to Astellas under this Agreement, Pandion shall, and shall cause its Affiliates to disclose, make available and transfer to Astellas (a) any and all data and results obtained by Pandion from the use of Pandion Technology (including without limitation, Know-How, data, and information related to the sequence/character of a

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Licensed Compound(s) and a Transition Compound(s)) owned by Pandion or any of its Affiliates (a) existing as of the Transition Date set forth on Exhibit C (“Initial Pandion Technology”), and (b) existing during the Term with respect to Licensed Compounds and during the Additional Compound Designation Period with respect to Transition Compounds (“Subsequent Pandion Technology”) upon Astellas’ request, without additional charges to Astellas. Initial Pandion Technology shall be sent from Pandion to Astellas within [**] from each designation date of a Licensed Compound or a Transition Compound, as set forth in Exhibit C. Subsequent Pandion Technology shall be sent from Pandion to Astellas within [**] from Astellas’ request, without additional charges to Astellas.

(b) Pandion shall complete such transfer of Initial and/or Subsequent Pandion Technology to the satisfaction of Astellas within [**] from the Transition Date, as set forth in Exhibit C (that may be amended during the Term). Astellas shall provide written notice to Pandion of the completion of the Transition. Pandion acknowledges and agrees that the effective transfer of such technology through the Transition is essential to the Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products by Astellas.

(c) Pandion shall transfer to Astellas any inventory of the Licensed Compounds and/or the Licensed Products and/or Transition Compounds (including any intermediates and starting materials) owned by Pandion or any of its Affiliates (a) existing as of the Transition Date and set forth on Exhibit C (“Initial Inventory”), and (b) existing during the Term with respect to Licensed Compounds and during the Additional Compound Designation Period with respect to Transition Compounds and set forth on Exhibit C    (“Subsequent Inventory”) upon Astellas’ request, without additional charges to Astellas. Initial Inventory shall be shipped from Pandion to Astellas within [**] from the Transition Date, as set forth in Exhibit C. Subsequent Inventory shall be shipped from Pandion to Astellas within [**] from Astellas’ request. Simultaneously with the shipment of Initial Inventory and Subsequent Inventory, Pandion shall prepare and deliver to Astellas an invoice reflecting the actual costs and expenses incurred by Pandion for the preparation and shipment of such materials, and shall provide Astellas the material data safety sheet related to the Initial Inventory and Subsequent Inventory. Astellas shall pay any non-disputed amounts set forth on such invoice within [**] following Astellas’ receipt of such invoice. Astellas may withhold from payment any amount disputed by Astellas in good faith, pending resolution of the dispute.

(d) Following the Transition, during the Additional Compound Designation Period with respect to Transition Compounds and during the Term with respect to Licensed Compounds and Licensed Products, Astellas may request that Pandion conduct and complete further research, studies, tests and analysis of Transition Compound, Licensed Compounds or Licensed Products, as applicable, as reasonably requested by Astellas and prepare and submit a written report on such research, tests, and analysis to the JSC or to Astellas following dissolution of the JSC.

With regard to the research, studies, tests and analysis described in Section 3.8(d) (“Additional Studies”), if Pandion agrees to undertake such activities, Pandion shall prepare and provide Astellas with a detailed budget for Astellas’ review and approval prior to conducting such Additional Studies. Following conduct of each such Additional Study, Pandion shall invoice Astellas for the actual costs and expenses incurred by Pandion in conducting such Additional

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Studies (and shall provide any associated invoices, receipts, and other appropriate documentation supporting the amounts set forth on such invoice) up to the budget approved by Astellas. Any additional costs and/or expenses to complete the Additional Studies beyond the budget approved by Astellas shall be borne by Pandion. Astellas shall pay any non-disputed amounts set forth on such Additional Studies invoices within [**] following Astellas’ receipt of the applicable invoice. Astellas may withhold from payment any amount disputed by Astellas in good faith, pending resolution of the dispute and Pandion shall continue performing its obligations for any uncompleted or ongoing Additional Studies in accordance with this Agreement notwithstanding any such dispute or actual or alleged nonpayment that is the subject of the dispute, pending its resolution.

3.9 Compounds Not Designated as Licensed Compounds or Transition Compounds. During the Term, (a) any Tether that has not been included in a Licensed Compound and (b) any Compound that has not been designated as a Licensed Compound or a Transition Compound pursuant to Section 3.7, shall not revert to Pandion.

3.10 Notice. The Parties agree to discuss in good faith potential opportunities to expand the collaboration between the Parties, and such discussion shall include additional Tether Targets for the Collaboration and any other tether targets outside the Collaboration. To further the discussions, Pandion agrees, from the Effective Date until the [**] of the Effective Date, to notify Astellas in writing prior to negotiating a term sheet with a Third Party regarding a potential collaboration, outlicense, sale or similar partnership involving any bispecific antibody or other biologic consisting of an Effector and any tissue-tethering proteins not designated as Tether Targets under this Agreement. For purposes of clarity, Pandion may engage in discussions with Third Parties prior to the [**] of the Effective Date from time to time regarding potential collaborations, but shall not engage in substantive business negotiations with Third Parties without complying with the provisions of this subsection.

ARTICLE 4

DEVELOPMENT

4.1 General. Following the designation of a Licensed Compound, Astellas shall be solely responsible for and have sole authority with respect to, at its own expense, all Development of the Licensed Compounds and the Licensed Products, including any Manufacturing in connection therewith.

4.2 Development Plan. Astellas shall be responsible for designing and conducting the Development activities necessary to fulfill its obligations under Section 4.3, and shall outline such activities with respect to Licensed Compounds and Licensed Products in a reasonably detailed plan (as may be updated from time to time by Astellas, each a “Development Plan”). A preliminary Development Plan is attached hereto as Exhibit D. Each Development Plan will describe the material Development activities planned to be undertaken by Astellas, which may include: (a) IND-enabling Development activities of Licensed Compounds, including preclinical studies, GLP-toxicology studies and producing GLP or GMP scale materials for the GLP-toxicology studies, (b) the material activities associated with Regulatory Filings and obtaining Regulatory Approval for each Licensed Product, and (c) material CMC activities following the Transition.

CONFIDENTIAL

4.3 Diligence. Subject to the performance by Pandion of its obligations under this Agreement (including, without limitation, its obligations under Section 3.4(a) and Section 3.8), Astellas shall use Commercially Reasonable Efforts to Develop, and to seek Regulatory Approval for, at least one (1) Licensed Product in the Primary Indication in each of the Major Market Countries.

4.4 Compliance with Law. Astellas shall conduct all Development activities related to Licensed Compounds and Licensed Products in all material respects in a good scientific manner and in compliance in all material respects with all applicable Law, including applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.

4.5 Records. Astellas shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to Development activities conducted pursuant to this Agreement in conformity with applicable Law and Astellas’ standard practices, provided that in no case shall such records be maintained for less than [**] following the calendar year to which such records pertain (or any longer period required by applicable Law).

4.6 Development Activity Reporting. Astellas shall provide to Pandion [**] written updates of the material Development activities it has undertaken during the preceding [**] period and the material Development activities it expects to take in the following [**] period, including any significant Development milestones expected to be achieved.

ARTICLE 5

COMMERCIALIZATION

5.1 General. Astellas shall be solely responsible for and have sole authority with respect to, at its own expense, all aspects of (including the conduct of) the Commercialization of the Licensed Products in the Field in the Territory, including any Manufacturing in connection therewith.

5.2 Commercialization Plans. Astellas shall keep Pandion reasonably well informed of Astellas’ Commercialization activities.

5.3 Diligence. Subject to the performance by Pandion of its obligations under this Agreement (including, without limitation, its obligations under Section 3.4(a)), Astellas shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product for the Primary Indication in each of the Major Market Countries.

5.4 Records. Astellas shall be responsible for maintaining written records with respect to its Commercialization activities in accordance with Astellas’ standard practices and in conformity with applicable Law.

5.5 Commercialization Activity Reporting. Astellas shall provide to Pandion [**] written updates of the material Commercialization activities it has undertaken during the preceding [**] period and the material Commercialization activities it expects to take in the following [**] period, including any significant Commercialization milestones expected to be achieved.

CONFIDENTIAL

5.6 Patent Marking. Astellas shall be responsible for all patent marking decisions with respect to the Licensed Products consistent with its standard practices and in accordance with applicable Law. To the extent permitted by applicable Law and Astellas standard practices, Astellas shall indicate on Licensed Product packaging, advertisement and promotional materials that such Licensed Product is licensed from Pandion.

5.7 Compliance with Law. Astellas shall conduct all Commercialization activities related to Licensed Products in compliance in all material respects with all applicable Law.

ARTICLE 6

REGULATORY

6.1 Regulatory Responsibilities. Astellas shall have the sole right and responsibility to prepare and file all INDs, MAAs and otherwise obtain and maintain Regulatory Approvals that are necessary for Development and Commercialization of the Licensed Products in the Field in the Territory, and otherwise interact with Regulatory Authorities as appropriate with respect to the Licensed Products. Astellas will own all such INDs and MAAs and other Regulatory Filings for Licensed Products.

6.2 Reporting. Astellas shall provide to Pandion [**] written updates of any material regulatory matters pertaining to Regulatory Filings for the Licensed Compounds and Licensed Products that occurred during the preceding [**] period and any material regulatory matters pertaining to Regulatory Filings for the Licensed Compounds and Licensed Products expected to occur in the following [**] period.

6.3 Cooperation. Pandion shall provide Astellas with reasonable assistance in connection with Astellas’ preparation of any portion(s) of the relevant Regulatory Filings that relate to (a) the Licensed Compounds and Licensed Products and (b) activities performed by Pandion under the Research Plan, including but not limited to, Pandion’s preparation of study reports that are appropriate for use in Regulatory Filing.

ARTICLE 7

LICENSES

7.1 Licenses to Astellas.

(a) Research License to Astellas. Subject to the terms and conditions of this Agreement, Pandion hereby grants to Astellas a non-exclusive, non-transferable (except in accordance with Section 15.2) license, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.1(c), under the Pandion Technology, solely to (i) perform Research activities assigned to Astellas under the Research Plan during the Research Term and (ii) perform Research activities on Transition Compounds during the Additional Compound Designation Period.

CONFIDENTIAL

(b) Development and Commercialization License to Astellas. Subject to the terms and conditions of this Agreement and effective upon designation by the JSC (or, if after the Research Term, by Astellas) of a Licensed Compound, Pandion hereby grants to Astellas an exclusive (even as to Pandion, subject to Section 7.1(d) and Section 7.3), non-transferable (except in accordance with Section 15.2), royalty-bearing, perpetual (subject to the termination provisions of ARTICLE 14) license, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.1(c), under the Pandion Technology solely to Research, Develop, make, have made, use, have used, offer to sell, sell, import, export, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit such Licensed Compound and Licensed Products containing such Licensed Compound in the Field in the Territory. Notwithstanding the foregoing, the license granted under this Section 7.1(b) shall be non-exclusive with respect to Pandion Effector Technology, including any Effectors included in a Licensed Compound.

(c) Astellas Sublicensing Rights. Astellas may sublicense its rights under this Section 7.1 to its Affiliates and to any Third Parties. Each sublicense shall refer to and be subordinate to this Agreement and, except to the extent the Parties may otherwise agree in writing, any sublicense must be consistent in all material respects with the terms and conditions of this Agreement. Astellas shall remain responsible for the performance of this Agreement and the performance of its sublicensees hereunder. Astellas shall provide to Pandion copies of all sublicense agreements within [**] of execution, provided that Astellas shall have the right to redact commercially sensitive information from such copies. Information regarding the scope of the license grants, territory and/or term of each such sublicense shall not be considered commercially sensitive.

(d) Pandion’s Retained Rights. Notwithstanding the exclusivity granted to Astellas in Section 7.1(b), Pandion retains rights under the Pandion Technology solely to perform Research and CMC activities assigned to Pandion under the Research Plan during the Research Term and Transition activities during the Term.

7.2 License to Pandion. Subject to the terms and conditions of this Agreement, Astellas hereby grants to Pandion a fully-paid up, non-exclusive license, with the right to grant sublicenses to subcontractors pursuant to Section 7.4, under the Astellas Technology solely to perform Research activities assigned to Pandion under the Research Plan during the Research Term.

7.3 No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any trademarks, Patent Rights, Know-How, or other intellectual properties owned or Controlled by the other Party. For clarity, the license granted to Astellas under any particular Patent Rights or Know-How Controlled by Pandion shall confer exclusivity to Astellas obtaining such license only to the extent Pandion Controls the exclusive rights to such Patent Rights or Know-How. Neither Party shall, nor shall permit any of its Affiliates or sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the license granted to it under this Agreement.

CONFIDENTIAL

7.4 Subcontractors. Each Party shall have the right to engage subcontractors for purposes of conducting activities assigned to it under this Agreement and grant a limited sublicense to such Third Parties solely for the purpose of performing such activities, provided that (a) any such subcontractor is bound by written obligations of confidentiality and non-use substantially consistent (and not in any respect inconsistent) with this Agreement, (b) such Party shall oversee the performance of any subcontracted activities in a manner that would be reasonably expected to result in their successful and timely completion and shall remain responsible for the performance of such subcontracted activities in accordance with this Agreement, and (c) such subcontractor shall be required to assign or license to such Party any relevant intellectual property arising from such subcontracted activities.

7.5 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this ARTICLE 7, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties acknowledge and agree that only the payments made under Section 8.5 shall constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or any other provisions of applicable Law outside the United States.

ARTICLE 8

FINANCIAL PROVISIONS

8.1 Upfront Payment. Astellas shall pay to Pandion a one-time, non-refundable, non-creditable upfront payment of [**] Dollars ($[**]) within [**] after the Effective Date.

8.2 Reimbursement of Research Plan Costs. Astellas shall reimburse Pandion’s Research Plan Costs as follows:

(a) Advance Payment of FTE Costs. Within [**] of the Effective Date, Astellas shall pay to Pandion an amount equal to Pandion’s estimated FTE Costs (as set forth in the initial Research Budget) for the then-current calendar quarter. Thereafter, during the Research Term, Pandion shall submit to Astellas an invoice setting forth Pandion’s estimated FTE Costs based on the then-current Research Budget for the next calendar quarter, no later than [**] prior to the first day of such calendar quarter (the “Research Advance Invoice”).

(i) Timing of Payment. Astellas shall pay Pandion the amount due under each Research Advance Invoice for the next calendar quarter within [**] following the receipt of such Research Advance Invoice.

(ii) True-Up. Within [**] after the end of each calendar year during the Research Term, Pandion shall submit to Astellas a reasonably detailed reconciliation report setting forth the actual FTE Costs incurred by or on account of Pandion in such prior calendar year and any credits or deficits from the corresponding Research Advance Invoice previously provided for such year (the “Research True-Up Report”). If the estimated FTE Costs paid by Astellas pursuant to Section 8.2(a) above for such prior calendar year is less than Pandion’s actual FTE Costs for such year, [**]. If the estimated FTE Costs paid by Astellas pursuant to Section 8.2(a) above for such prior calendar year is more than Pandion’s actual FTE Costs for such year, [**] (except where (a) such invoice is the final such invoice to be provided by Pandion or (b) a notice of termination has been delivered or the Agreement has been terminated, in which case [**]).

CONFIDENTIAL

(b) Payment of Out-of-Pocket Expenses. Within [**] after the end of each calendar quarter, Pandion shall submit to Astellas an invoice along with reasonably detailed documentation setting forth Out-of-Pocket Costs reasonably incurred by Pandion in accordance with the Research Budget (the “Out-of-Pocket Costs Invoice”). Astellas shall pay Pandion any non-disputed amounts set forth in each Out-of-Pocket Costs Invoice for the current calendar quarter within [**] following Astellas’ receipt of the Out-of-Pocket Costs Invoice. Astellas may withhold from payment any amount disputed by Astellas in good faith, pending resolution of the dispute and Pandion shall continue performing its obligations in accordance with this Agreement notwithstanding any such dispute or actual or alleged nonpayment that is the subject of the dispute, pending its resolution.

8.3 Research and Development Milestone Payments.

(a) Milestone Payments. On a Licensed Compound-by-Licensed Compound basis, Astellas shall pay to Pandion the non-refundable, non-creditable payment set forth in the table below (each, a “Milestone Payment”) (whether by or on behalf of Astellas or its Affiliates or sublicensees, or by or on behalf of Pandion or its Affiliates) (each, a “Milestone Event”) by the Licensed Compound or Licensed Product containing such Licensed Compound:

Milestone Event	Milestone Payment
[**]	[**]
(ii) First dosing of the first Licensed Compound in a GLP-toxicology study using a non-human primate or other second species (the “GLP-Tox Milestone”)	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

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[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Each Milestone Payment made pursuant to this Section 8.3(a) shall be payable only once for a given Licensed Compound during the Term upon achievement of the applicable Milestone Event, regardless of subsequent or repeated achievement using the same or a different Licensed Product containing the same Licensed Compound.

Notwithstanding the foregoing, payment for achievement of the GLP-Tox Milestone shall be made only once during the Term upon the achievement of the GLP-Tox Milestone for the first Licensed Compound or Licensed Product containing such Licensed Compound. No amounts will be due for subsequent or repeated achievements of the GLP-Tox Milestone.

(b) Notice and Payment. Astellas shall notify Pandion in writing within [**] after the achievement of any Milestone Event set forth in this Section 8.3 by Astellas, its Affiliates or its sublicensees and shall pay to Pandion the applicable Milestone Payments within [**] after the receipt by Astellas of an invoice issued by Pandion following achievement of the applicable Milestone Event.

(c) Skipped Milestones. On a Licensed Compound-by-Licensed Compound basis, if a Milestone Event in Section 8.3(a)(vi), (vii) or (viii) is achieved with respect to a Licensed Product containing the applicable Licensed Compound, all prior Milestone Events in Section 8.3(a)(iv) or (a)(v) that have not yet occurred shall be deemed to have occurred, and any Milestone Payment(s) associated with such Milestone Event(s) that have not previously been paid for such Licensed Compound, subject to 8.3(b), shall be due and payable with the Milestone Payment associated with the Milestone Event described in Section 8.3(a)(vi), (vii) or (viii).

8.4 Commercial Milestones.

(a) Commercial Milestones. Astellas shall, in accordance with Section 8.4(b), pay to Pandion the one-time, non-refundable, non-creditable payments set forth in the table below when the aggregated annual worldwide Net Sales of all Licensed Products containing the same Licensed Compound in a given calendar year first reach the values indicated below.

Annual Net Sales of Licensed Products containing the same Licensed Compound in a given calendar year	Milestone Payment
(i) [**] Dollars ($[**])	$[**]
(ii) [**] Dollars ($[**])	$[**]
(iii) [**] Dollars ($[**])	$[**]

CONFIDENTIAL

For the avoidance of doubt, Milestone Payments made pursuant to this Section 8.4(a) shall be payable only once for a given Licensed Compound during the Term. In the event more than one Milestone Event in (i) through (iii) above were achieved in a given calendar year, more than one Milestone Payment may be payable in such calendar year. Net Sales of any Licensed Product containing the applicable Licensed Compound shall be counted to meet the thresholds.

(b) Notice and Payment. Astellas shall notify Pandion in writing within [**] after the end of the calendar year during which the aggregated annual worldwide Net Sales of all Licensed Products first reach the values set forth in Section 8.4(a) above, and shall pay to Pandion the applicable Milestone Payments within [**] after the receipt by Astellas of an invoice issued by Pandion following achievement of the applicable Milestone Event.

8.5 Royalty Payments for Licensed Products. Subject to the other terms of this ARTICLE 8, during the Royalty Term, Astellas shall make quarterly non-refundable, non-creditable royalty payments to Pandion on the Net Sales of each Licensed Product at the applicable royalty rate set forth below. Net Sales shall be aggregated on a Licensed Compound-by-Licensed Compound basis across all Indications in a given calendar year.

Annual Net Sales of all Licensed Products containing the same Licensed Compound in a given calendar year	Royalty Rate
(i) Portion of Net Sales less than $[**]	[**]%
(ii) Portion of Net Sales greater than or equal to $[**] but less than $[**]	[**]%
(iii) Portion of Net Sales greater than or equal to $[**] but less than $[**]	[**]%
(iv) Portion of Net Sales greater than or equal to $[**]	[**]%

8.6 Royalty Term. Royalties under Section 8.5 shall be payable on Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis beginning upon the First Commercial Sale of a Licensed Product in the relevant country in the Territory until the later of (i) the expiration of the last Valid Claim Covering such Licensed Product in such country, (ii) if Regulatory Exclusivity is granted with respect to a Licensed Product, the expiration or termination of such Regulatory Exclusivity in such country, and (iii) [**] from the First Commercial Sale of the applicable Licensed Product in such country.

CONFIDENTIAL

8.7 Royalty Adjustments.

(a) Valid Claim Expiration. The royalties payable by Astellas with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise due to Pandion pursuant to Section 8.5 during any portion of the Royalty Term when (i) there is no Valid Claim included in the Pandion Patent Rights that Covers such Licensed Product in such country and (ii) Regulatory Exclusivity does not apply to such Licensed Product in such country.

(b) Biosimilar Products. The royalties payable by Astellas with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise due to Pandion pursuant to Section 8.5 during any portion of the Royalty Term if one or more Biosimilar Products becomes commercially available in such country.

(c) Stacking. If Astellas reasonably determines that it is necessary for Astellas to license one or more Patent Rights from one or more Third Parties in order to Develop, Manufacture or Commercialize any Licensed Product, then Astellas will have the sole right to, and may, in its sole discretion, negotiate and obtain a license under such Patent Rights (each such Third Party license, a “Third Party License”). In the event Astellas pays a royalty to any Third Party for such Third Party License (including royalty payments made by Astellas to Pandion for such Third Party License), Astellas may, on a Licensed Product-by-Licensed Product and country-by-country basis, offset and deduct from any of the royalties otherwise payable to Pandion pursuant to Section 8.5, an amount equal to [**] percent ([**]%) of any royalties paid by Astellas to such Third Party pursuant to the applicable Third Party License with respect to the Development, Manufacturing or Commercialization of the same Licensed Product in such country. Notwithstanding the foregoing, Astellas shall not be entitled to offset or deduct royalties payable to a contract manufacturing organization (“CMO”) for intellectual property owned or controlled by such CMO (“CMO IP”) in connection with the engagement of such CMO to provide manufacturing services for a Licensed Product unless the utilization of such CMO and CMO IP and the resulting payment of such royalties is the only commercially reasonable alternative for the manufacture of such Licensed Product.

(d) Limits on Deductions. Notwithstanding the forgoing reductions under Section 8.7(a), (b), and (c), no royalty payment under Section 8.5 may be reduced by any offset or deduction below [**] percent ([**]%) of the amount that would have been payable under Section 8.5 absent such adjustment (the “Offset Floor”); provided that to the extent that any such amount cannot be offset or deducted against any royalty payment due with respect to such Licensed Product for any given period due to the Offset Floor for such payment, then the unused portion of such amount may be carried forward and offset against the royalty payment(s) with respect to such Licensed Product in the following period(s) (subject always to the Offset Floor for any such payment).

8.8 Royalty Reports and Payment. Within [**] after each calendar quarter, commencing with the calendar quarter during which the First Commercial Sale of the first Licensed Product is made anywhere in the world, Astellas shall provide Pandion with a report that contains the following information for the applicable calendar quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) the amount of gross sales of the Licensed Products, (ii) an itemized calculation of Net Sales showing deductions provided for in the definition of “Net Sales”, (iii) a calculation of the royalty payment due on such sales, and (iv) the exchange rate for such country. Astellas shall pay in Dollars all royalties due to Pandion with respect to Net Sales by Astellas, its Affiliates and their respective sublicensees for such calendar quarter at the time the submission of the quarterly report is due.

CONFIDENTIAL

8.9 Currency; Exchange Rate. All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party that receives the payment. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for calculating Net Sales shall be made at the average quarterly rate as published by Bloomberg (based on 20:00 Tokyo time) for the applicable quarterly reporting period for which the payment is due, or such other source as the Parties may agree in writing. Astellas shall provide Pandion with written documentation of the applicable average quarterly rate, in English, along with the applicable royalty report under Section 8.8.

8.10 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [**] percent ([**]%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is lower.

8.11 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by a Party to the other Party under this Agreement. Such other Party shall provide such paying Party any tax forms that may be reasonably necessary in order for such paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so. Such other Party shall use reasonable efforts to provide any such tax forms to such paying Party in advance of the due date. Each Party shall provide the other with reasonable assistance (i) to enable the recovery, as permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement and (ii) in connection with any audit by any tax authority relating to this Agreement. In the event the paying Party increased the amount of its payment to the other Party to account for any withholding tax, and such other Party later utilizes any such amount withheld by such paying Party to achieve any tax saving for the benefit of such other Party in the form of a tax deduction, such other Party shall notify such paying Party in writing of the amount of such tax saving and such paying Party shall have the right to credit such amount of tax saving against its future payment obligations to such other Party.

8.12 Records and Audit Rights. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of Research Plan Costs to be reimbursed, achievement of Milestone Events, royalty payments and other amounts payable under this Agreement. Upon not less than [**] prior notice, the party maintaining the applicable records shall make such records available during normal business hours

CONFIDENTIAL

for examination by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement. Such audits shall not occur more often than [**], the audit shall last not longer than [**] and shall be conducted by a reasonable number of persons. The auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [**] after the accountant’s report, plus interest (as set forth in Section 8.10) from the original due date. The auditing Party shall bear the full costs of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which underpayment or overpayment was more than [**] percent ([**]%) of the amount set forth in such report, in which case the audited Party shall reimburse the auditing Party for the costs for such audit. If any overpayment is identified, the auditing Party will refund such amount to the audited Party within [**] after the accountant’s report.

ARTICLE 9

EXCLUSIVITY

9.1 Exclusivity. During the Term of this Agreement, Pandion shall not, except as otherwise permitted in this ARTICLE 9, either alone or with or for any Third Party, (a) use any Tethers or (b) develop, manufacture or commercialize any product that is directed toward the Tether Targets, or, in either case, grant any Third Party a license or sublicense to enable any Third Party to do so.

9.2 Exception for Basic Research. Notwithstanding Section 9.1, both Parties shall be free (without obtaining any prior consent of the other Party) during the Term, either alone or with or for a Third Party, to conduct basic scientific, non-clinical and pre-clinical research relating to Tethers and Tether Targets for internal research purposes.

9.3 Pandion Change of Control. Notwithstanding Section 9.1, in case Pandion undergoes a Change of Control during the Term, Pandion will notify Astellas as reasonably possible in advance, however no later than upon effective date of such Change of Control. In case the Third Party taking over control (the “Pandion Acquirer”) or any of its Affiliates directly develops, has clinically developed, commercializes or is commercializing a product that would otherwise violate Section 9.1 at the time of such Change of Control (a “Competing Product”), Pandion will indicate this fact in its above-mentioned notification to Astellas. Pandion and the Pandion Acquiror shall at all times following the acquisition continue to (a) perform Pandion’s obligations under this Agreement; and (b) to the extent commercially feasible, segregate its activities relating to the Competing Product from its activities under this Agreement.

CONFIDENTIAL

ARTICLE 10

INTELLECTUAL PROPERTY RIGHTS

10.1 Ownership of Intellectual Property.

(a) Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all right, title and interest in and to all intellectual property rights that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date and outside the course of the Collaboration.

(b) Pandion Collaboration IP. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 7, title to all inventions made solely by employees or agents of Pandion in the course of the activities conducted pursuant to this Agreement (“Pandion Collaboration IP”) shall be owned by Pandion.

(c) Astellas Collaboration IP. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 7, title to all inventions made solely by employees or agents of Astellas in the course of the activities conducted pursuant to this Agreement (“Astellas Collaboration IP”) shall be owned by Astellas.

(d) Joint Collaboration IP. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 7, title to all inventions made jointly by employees or agents of Pandion and employees or agents of Astellas in the course of the activities conducted pursuant to this Agreement (“Joint Collaboration IP”) shall be owned by Pandion. Astellas, on behalf of itself and its Affiliates, hereby assigns, and to the extent such present assignment is not possible, agrees to assign, to Pandion all of Astellas’ right, title and interest in and to such Joint Collaboration IP, and all intellectual property rights therein.

(e) For purposes of this ARTICLE 10, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

10.2 Mutual Support. Each Party shall effectuate that the ownership rights of all inventions that are developed, made or conceived under this Agreement shall vest in the respective Party or Parties in accordance with the ownership principles described in Section 10.1. Each Party shall require any Affiliates, employees, consultants, sublicensees or subcontractors performing an activity pursuant to this Agreement to assign all inventions that are the subject of patent applications claiming inventions that are developed, made or conceived by such Affiliates, employees, consultants, sublicensees or subcontractors to Pandion or Astellas according to the ownership principles described in Section 10.1.

10.3 Disclosure of Inventions. Each Party shall promptly disclose to the other Party any invention that is necessary or useful to exploit Licensed Compounds or Licensed Products in the Field in the Territory during the Term. With respect to any Joint Collaboration IP, each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing the Joint Collaboration IP, and all Information relating to such Joint Collaboration IP to the extent necessary for the use of such Joint Collaboration IP in the Development or Commercialization of the Licensed Compounds or the Licensed Products in the Field and, to the extent patentable, for the preparation, filing and maintenance of any patent application with respect to such Joint Collaboration IP.

CONFIDENTIAL

10.4 Patent Prosecution.

(a) Background Patent Rights. Each Party shall be responsible for filing, prosecuting and maintaining all Patent Rights that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date and outside the course of the Collaboration.

(b) Pandion Collaboration IP Patent Rights.

(i) Pandion shall be responsible for filing, prosecuting and maintaining the Pandion Patent Rights Covering Pandion Collaboration IP (“Pandion Collaboration IP Patent Rights”). Pandion shall consult with Astellas and keep Astellas reasonably informed of the status of the Pandion Collaboration IP Patent Rights and shall promptly provide Astellas with copies of material correspondence received from any patent authorities in connection therewith. In addition, Pandion shall promptly provide Astellas with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Pandion Collaboration IP Patent Rights for Astellas’ review and comment prior to the submission of such proposed filings and correspondences. Pandion shall confer with Astellas and consider Astellas’ comments, which shall not be unreasonably disregarded, prior to submitting such filings and correspondences, provided that Astellas shall provide such comments within [**] of receiving the draft filings and correspondences from Pandion. If Astellas does not provide comments within such period of time, then Astellas shall be deemed to have no comment to such proposed filings or correspondences. For the purpose of this ARTICLE 10, “prosecution” shall include any post-grant proceeding including supplemental examination, post-grant review proceeding, inter parties review proceeding, patent interference proceeding, opposition proceeding, reexamination, patent term restoration (under but not limited to the U.S. Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions.

(ii) In case of disagreement between the Parties with respect to the filing, prosecution and maintenance of the Pandion Collaboration IP Patent Rights, the final decision shall be made by Pandion, subject to subsections (iii) and (iv) below.

(iii) Notwithstanding subsections (i), (ii) and (iv), a decision to file a terminal disclaimer to remove an OTDP rejection or challenge to a Pandion Collaboration IP Patent Right shall be at the sole discretion of Pandion,

(iv) Pandion shall notify Astellas in writing of any decision to cease prosecution and/or maintenance of, any Pandion Collaboration IP Patent Rights in any country. Pandion shall provide such notice at least [**] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Pandion Collaboration IP Patent Right. Upon request by Astellas, Pandion shall permit Astellas, at Astellas’ discretion and expense, to continue prosecution or maintenance of such Pandion Collaboration IP Patent Right in such country, and for as long as Astellas assumes such prosecution and maintenance at its own costs, such Pandion Collaboration IP Patent Right shall be deemed an Astellas Collaboration IP Patent Right.

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(c) Joint Collaboration IP Patent Rights.

(i) Pandion shall be responsible for filing, issuance and maintenance of Pandion Patent Rights Covering Joint Collaboration IP (“Joint Collaboration IP Patent Rights”). Pandion shall keep Astellas reasonably informed of the status of the Joint Collaboration IP Patent Rights and shall promptly provide Astellas with copies of material correspondence received from any patent authorities in connection therewith. In addition, Pandion shall promptly provide Astellas with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Joint Collaboration IP Patent Rights for Astellas’ review and comment prior to the submission of such proposed filings and correspondences. Decisions regarding prosecution, filing and maintenance of Joint Collaboration IP Patent Rights shall be made jointly by the Parties.

(ii) In case of disagreement between the Parties with respect to the prosecution, filing and maintenance of the Joint Collaboration IP Patent Rights, the final decision shall be made by the JSC, provided that [**] shall not have final decision-making authority under Section 2.1(c).

(iii) Notwithstanding subsections, (i), (ii) and (iv), a decision to file a terminal disclaimer to remove an OTDP rejection or challenge to a Joint Collaboration IP Patent Rights shall be at the sole discretion of Pandion, provided that Pandion has in good faith: (A) discussed the matter with Astellas prior to making the final decision, (B) given due consideration to any comments or requests from Astellas, and (C) duly considered how any decision with respect to filing a terminal disclaimer could reasonably be expected to affect the Commercialization of the Licensed Products in the Field in the Territory.

(iv) Pandion shall notify Astellas in writing of any decision to cease prosecution and/or maintenance of, any Joint Collaboration IP Patent Rights in any country. Pandion shall provide such notice at least [**] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Joint Collaboration IP Patent Rights. Upon request by Astellas, Pandion shall permit Astellas, at Astellas’ discretion and expense, to continue prosecution or maintenance of such Joint Collaboration IP Patent Rights in such country, and for as long as Astellas assumes such prosecution and maintenance at its own costs, such Joint Collaboration IP Patent Rights shall be deemed an Astellas Collaboration IP Patent Right.

(d) Astellas Collaboration IP Patent Rights.

(i) Astellas shall be responsible for filing, prosecuting and maintaining the Astellas Patent Rights Covering Astellas Collaboration IP (“Astellas Collaboration IP Patent Rights”). Astellas shall keep Pandion reasonably informed of the status of the Astellas Collaboration IP Patent Rights. Astellas shall consult with Pandion and keep Pandion reasonably informed of the status of the Astellas Collaboration IP Patent Rights and shall promptly provide Pandion with copies of material correspondence received from any patent authorities in connection therewith. In addition, Astellas shall promptly provide Pandion with drafts of all proposed material

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filings and correspondences to any patent authorities with respect to the Astellas Collaboration IP Patent Rights for Pandion’s review and comment prior to the submission of such proposed filings and correspondences. Astellas shall confer with Pandion and consider Pandion’s comments, which shall not be unreasonably disregarded, prior to submitting such filings and correspondences, provided that Pandion shall provide such comments within [**] of receiving the draft filings and correspondences from Astellas. If Pandion does not provide comments within such period of time, then Pandion shall be deemed to have no comment to such proposed filings or correspondences.

(ii) Notwithstanding subsections (i) and (iii), a decision to file a terminal disclaimer to remove an OTDP rejection or challenge to an Astellas Collaboration IP Patent Right shall be at the sole discretion of Astellas.

(iii) Astellas shall notify Pandion in writing of any decision to cease prosecution and/or maintenance of, any Astellas Collaboration IP Patent Rights in any country. Astellas shall provide such notice at least [**] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Astellas Collaboration IP Patent Right. In such event, Astellas shall permit Pandion, at its discretion and expense, to continue prosecution or maintenance of such Astellas Collaboration IP Patent Right in such country and, after such notice by Astellas, such Astellas Collaboration IP Patent Right shall be deemed a Pandion Collaboration IP Patent Right.

(e) Collaboration. When a Party assumes the responsibilities for the prosecution and maintenance of Patent Rights under Section 10.4(b)(iv), Section 10.4(c)(iv) or Section 10.4(d)(iii), the other Party shall promptly transfer to such Party the patent prosecution files for such Patent and provide reasonable assistance in the transfer of the prosecution responsibilities. The Party assuming such prosecution and maintenance responsibilities shall have the right to engage its own counsel to do so.

(f) Reporting to JSC. Each Party would report patent prosecution plans and progresses related to this Section 10.4 under the responsibility of each Party to JSC meetings.

10.5 Patent Enforcement.

(a) Each Party shall promptly notify the other after becoming aware of any alleged or threatened infringement by a Third Party of any Pandion Collaboration IP Patent Right, Astellas Collaboration IP Patent Right or Joint Collaboration IP Patent Right, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any Pandion Collaboration IP Patent Right, Astellas Collaboration IP Patent Right or Joint Collaboration IP Patent Right (collectively, “Infringement”).

(b) Astellas shall have the first right to bring and control any legal action in connection with any Infringement at its own expense as it reasonably determines appropriate, and Pandion shall have the right to be represented in any such action by counsel of its choice. Astellas shall provide Pandion and its counsel with copies all court filings and material supporting documentation, and, at the request of Pandion, reasonable access to Astellas’ counsel for

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consultation, provided that, unless Pandion is joined as a party to such action, any counsel retained by Pandion shall not act as attorney of record for any such action, or conduct any legal proceedings as part of such action, unless specifically requested by Astellas and at Astellas’ expense. If Astellas decides not to bring such legal action, it shall so notify Pandion promptly in writing and Pandion shall have the right to bring and control any legal action in connection with such Infringement at its own expense as it reasonably determines appropriate after consultation with Astellas.

(c) At the request of the Party bringing the action, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

(d) In connection with any such proceeding, the Party bringing the action shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Pandion Collaboration IP Patent Rights, Astellas Collaboration IP Patent Rights or Joint Collaboration IP Patent Rights without the prior written consent of the other Party.

(e) Any recoveries resulting from enforcement action relating to a claim of Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be split as follows: (i) if Astellas brought the enforcement action, Astellas shall receive [**] percent ([**]%) of the Remainder and Pandion shall receive [**] percent ([**]%) of the Remainder, and (ii) if Pandion brought the enforcement action, Pandion shall receive [**] percent ([**]%) of the Remainder and Astellas shall receive [**] percent ([**]%) of the Remainder.

10.6 Defense.

(a) Notice of Allegations. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Manufacture, production, use, sale, offer for sale, import or distribution of any Licensed Compound or Licensed Product or the practice of any Pandion Technology or Astellas Technology licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party in the Territory. Such notice shall be provided promptly, but in no event after more than [**], following receipt of such allegations.

(b) Notice of Suit. In the event that a Party receives notice that it or any of its Affiliates have been individually or collectively named as a defendant (or defendants) in a legal proceeding by a Third Party alleging infringement of a Third Party’s patents issued in the Territory as a result of the Development, Manufacture, production, use, sale or distribution of a Licensed Compound or Licensed Product or any Pandion Technology or Astellas Technology licensed by a Party under this Agreement, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than [**] after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding; provided however, that if either Party or any of its Affiliates have been individually named as a defendant

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in a legal proceeding relating to the alleged infringement of a Third Party’s issued patents in the Territory as a result of the Development, Manufacture, production, use, sale or distribution of the Licensed Compound or Licensed Product, the other Party shall be allowed to join in such action, at its own expense.

(c) Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party in the Territory concerning a Party’s Development, Manufacture, production, use, sale or distribution of a Licensed Compound or Licensed Product in the Territory or Pandion Technology or Astellas Technology licensed by a Party under this Agreement; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.6(c) may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed.

10.7 Trademarks. Astellas shall have the right to brand the Licensed Products using any trademarks and trade names it determines appropriate for the Licensed Products, which may vary by country or within a country (“Product Marks”). Astellas shall own all rights in the Product Marks and shall register and maintain the Product Marks in the countries and regions that it determines reasonably necessary, at Astellas’ cost and expense.

ARTICLE 11

CONFIDENTIALITY; PUBLICATION

11.1 Duty of Confidence. Subject to the other provisions of this ARTICLE 11:

(a) all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party (the “Receiving Party”) and its Affiliates, using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential information of similar kind and value;

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c) the Receiving Party may disclose Confidential Information of the other Party to: (i) its Affiliates and sublicensees; and (ii) officers, employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by obligations of confidentiality and non-use substantially consistent with this Agreement.

11.2 Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate through competent evidence that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

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(b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures shall be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 11.1 and 11.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a) such disclosure: (i) is reasonably necessary for the filing or prosecuting Patent Rights as contemplated by this Agreement; (ii) is reasonably necessary in connection with Regulatory Filings for Licensed Products; (iii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or (iv) is made to any Third Party bound by written obligation of confidentiality and non-use substantially consistent with to those set forth under this ARTICLE 11, to the extent otherwise necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, (sub)licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that in each such case on the condition that such Persons are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement; or

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

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11.4 Publications. During the Research Term, any publication by either Party of results of Research or Development activities conducted with respect to a Compound or any Clinical Trials conducted with respect to a Licensed Compound or a Licensed Product shall be subject to approval by the JSC. After the Research Term, Astellas shall have the right to publish results of Development activities or any Clinical trials conducted with respect to a Licensed Compound or a Licensed Product; provided, however, that Pandion shall have the right to review all proposed publications prior to submission of such publication for the purpose of identifying any relevant intellectual property or Pandion Confidential Information. Astellas shall provide Pandion with a copy of the applicable proposed abstract, manuscript, or presentation no less than [**] in the case of abstracts) prior to its intended submission for publication. Pandion shall respond in writing promptly and in no event later than [**] days in the case of abstracts) after receipt of the proposed material with any concerns regarding patentability or protection of Pandion Confidential Information. In the event of concern over patent protection, Astellas agrees not to submit such publication or to make such presentation that contains such information until Pandion is given a reasonable period of time, and in no event less than [**], to seek patent protection for any material in such publication or presentation which it believes is patentable, unless the Astellas reasonably determines that publication of such information is required by applicable Law.

11.5 Public Disclosures.

(a) The Parties have agreed on language of a joint press release announcing the Agreement, which is attached hereto as Exhibit E, to be issued by the Parties promptly after the Effective Date. No other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 11.3 and this Section 11.5.

(b) A Party may disclose this Agreement in securities filings with the Securities Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by applicable Law. In such event, the Party seeking such disclosure shall prepare a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [**] after receipt of such proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines prescribed by applicable Law. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such [**] period.

(c) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the Governmental Authorities or by issuing a press release) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and shall reasonably consider any comments thereto provided by the other Party within [**] after the receipt of such proposed disclosure, provided that in no event shall the Party having such disclosure obligation be required to delay its disclosure in a manner that may cause such Party to violate any Law or incur any legal liability.

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(d) Other than the press release set forth in Exhibit E and any press release issued pursuant to Section 11.5(c), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Pandion shall have the right to disclose publicly (including on its website): (i) the fact that it has entered into this Agreement; (ii) the commencement, progress, status, completion and key results of each clinical trials conducted under this Agreement; (iii) the receipt of any Milestone Payments under this Agreement; (iv) Regulatory Approval of any Licensed Product; (v) the First Commercial Sale of any Licensed Product; and (vi) royalties received from Astellas. For each such disclosure, unless Pandion otherwise has the right to make such disclosure under this ARTICLE 11, Pandion shall provide Astellas with a draft of such disclosure at least [**] prior to its intended release for Astellas’ review and comment, and shall consider Astellas’ comments in good faith. If Pandion does not receive comments from Astellas within [**], Pandion shall have the right to make such disclosure without further delay. The Parties shall use reasonable efforts to coordinate the timing of such disclosures to be outside the trading hours of the Nasdaq and Tokyo stock markets, provided that neither Party shall be required to so delay such a disclosure where such delay would reasonably be expected to give rise to liability for or sanctions upon such Party in such Party’s sole judgment.

(e) The Parties agree that after a disclosure pursuant to Section 11.5(b), a press release (including the initial press release) or other public announcement pursuant to Section 11.5(c) has been reviewed and approved by the other Party, either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent or approval.

(f) No Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 11.5 or with the prior express written permission of the other Party, except as may be required by applicable Law; provided that each Party agrees that the other Party shall have the right to use such first Party’s name and logo in presentations, the company’s website, collateral materials and corporate overviews to describe the Collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 11.5.

11.6 Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party shall have the right to assert such protections and privileges.

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ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and

(c) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2 Representations and Warranties by Pandion. Pandion represents and warrants to Astellas as of the Effective Date that:

(a) it is the sole and exclusive owner of and Controls the Pandion Technology;

(b) no licenses under intellectual property Controlled by Third Parties are required for the Research activities contemplated by the Research Plan, except licenses to antibodies and research tools obtained in the ordinary course of conducting such activities;

(c) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Pandion Technology in a manner that is inconsistent with the license granted to Astellas under Section 7.1;

(d) it has the right to grant the license and rights herein to Astellas and it has not granted any license, right or interest in, to or under the Pandion Technology to any Third Party that is inconsistent with the license granted to Astellas under Section 7.1;

(e) each person who has or has had any rights in or to any Pandion Technology existing as of the Effective Date has assigned and has executed an agreement assigning its entire right, title and interest in and to such Pandion Technology to Pandion;

(f) to its knowledge, no person is infringing or threatening to infringe or misappropriate any of the Pandion Technology;

(g) it has not received any written notice from any Third Party asserting or alleging that (i) the development of the Pandion Patent Rights prior to the Effective Date or (ii) the practice of any Pandion Know-How that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date, infringed or misappropriated the intellectual property rights of such Third Party;

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(h) to Pandion’s knowledge, the practice of any Pandion Technology that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date does not infringe any valid intellectual property rights owned or possessed by any Third Party and does not breach any obligation of confidentiality or non-use owed by Pandion to a Third Party;

(i) there are no judgments or settlements against or owed by Pandion, and to Pandion’s knowledge, there are no pending or threatened claims or litigation, in each case relating to the Pandion Technology;

(j) Pandion has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and Third Parties required to be obtained by Pandion in connection with the execution and delivery of this Agreement;

(k) there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Pandion’s knowledge, threatened against Pandion or any of its Affiliates, in each case relating to the transactions contemplated by this Agreement; and

(l) neither Pandion, nor its Affiliates, has employed (and, to Pandion’s knowledge, has used a contractor or consultant that has employed) any Person has been debarred or disqualified by any Regulatory Authority, or, to Pandion or its Affiliate’s knowledge, any Person who is the subject of debarment or disqualification proceedings by a Regulatory Authority, in any capacity in connection with this Agreement.

12.3 Representations and Warranties by Astellas. Astellas represents and warrants to Pandion as of the Effective Date that:

(a) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Astellas Know-How that exists as of the Effective Date in a manner that is inconsistent with the license granted to Pandion under Section 7.2;

(b) it has the right to grant the license and rights herein to Pandion and it has not granted any license, right or interest in, to or under the Astellas Know-How that exists as of the Effective Date to any Third Party that is inconsistent with the license granted to Pandion under Section 7.2;

(c) it has not received any written notice from any Third Party asserting or alleging that: (i) the development of Astellas Patent Rights prior to the Effective Date, or (ii) the practice of any Astellas Know-How that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date, infringed or misappropriated the intellectual property rights of such Third Party;

(d) to Astellas’ knowledge, the practice of any Astellas Technology that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date does not infringe any valid intellectual property rights owned or possessed by any Third Party and does not breach any obligation of confidentiality or non-use owed by Astellas to a Third Party; and

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(e) there are no judgments or settlements against or owed by Astellas, and to Astellas’ knowledge, there are no pending or threatened claims or litigation, in each case relating to the Astellas Technology.

12.4 Mutual Covenants.

(a) No Debarment. In the course of the Research, Development, Manufacture and Commercialization of the Compounds, Licensed Compounds and Licensed Products, neither Party nor its Affiliates shall use any employee or consultant (including of any sublicensee), who has been debarred or disqualified by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment or disqualification proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws (including all anti-bribery laws) in the Research, Development, Manufacture and Commercialization of the Compounds, Licensed Compounds and Licensed Products and performance of its obligations under this Agreement.

12.5 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ASTELLAS OR PANDION; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT THE DEVELOPMENT OR COMMERCIALIZATION OF ANY LICENSED PRODUCT WILL BE SUCCESSFUL, OR THAT ANY OTHER PARTICULAR RESULTS WILL BE ACHIEVED WITH RESPECT TO ANY LICENSED COMPOUND OR LICENSED PRODUCT LICENSED HEREUNDER.

ARTICLE 13

INDEMNIFICATION; LIABILITY; INSURANCE

13.1 Indemnification by Pandion. Pandion shall indemnify and hold Astellas, its Affiliates and sublicensees and their respective officers, directors, agents and employees (“Astellas Indemnitees”) harmless from and against any Third Party Claims against them to the extent arising or resulting from:

(a) the Research, Development or Manufacture of the Compounds, Licensed Compounds and/or Licensed Products by Pandion or any of its Affiliates, licensees, sublicensees, distributors or contractors; or

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(b) the gross negligence, recklessness or willful misconduct of any of the Pandion Indemnitees; or

(c) the material breach of any of the warranties or representations made by Pandion to Astellas under this Agreement; or

(d) the material breach by Pandion of its obligations pursuant to this Agreement;

except in each case, to the extent such Third Party Claims result from the material breach by any Astellas Indemnitee of any covenant, representation, warranty or other agreement made by Astellas in this Agreement or the gross negligence, recklessness or willful misconduct of any Astellas Indemnitee.

13.2 Indemnification by Astellas. Astellas shall indemnify and hold Pandion, its Affiliates, and their respective officers, directors, agents and employees (“Pandion Indemnitees”) harmless from and against any Third Party Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a) the Research, Development, Manufacture or Commercialization of the Compounds, Licensed Compounds and/or Licensed Products by Astellas or any of its Affiliates, licensees, sublicensees, distributors or contractors; or

(b) the gross negligence, recklessness or willful misconduct of any of the Astellas Indemnitees; or

(c) the material breach of any of the warranties or representations made by Astellas to Pandion under this Agreement; or

(d) any material breach by Astellas of its obligations pursuant to this Agreement;

except in each case, to the extent such Third Party Claims result from the material breach by any Pandion Indemnitee of any covenant, representation, warranty or other agreement made by Pandion in this Agreement or the gross negligence, recklessness or willful misconduct of any Pandion Indemnitee.

13.3 Indemnification Procedure. If either Party is seeking indemnification under Sections 13.1 or 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Third Party Claim. The Indemnifying Party shall have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made

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without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 13.1 or 13.2 as to any Third Party Claim, pending resolution of the dispute pursuant to Section 15.6, the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 or 13.2 upon resolution of the underlying Third Party Claim.

13.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [**] prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 13.

13.6 Limitation of Liability. EXCEPT FOR A BREACH OF ARTICLE 11 OR ARTICLE 12 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 13, NEITHER ASTELLAS NOR PANDION, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOST PROFITS, ROYALTIES, DATA OR PROCUREMENT OF SUBSTITUTE GOODS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 14

TERM AND TERMINATION

14.1 Term. The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term with respect to the applicable Licensed Product, unless earlier terminated as set forth in Section 14.2 below (the “Term”). Unless earlier terminated pursuant to Section 14.2, upon expiration of the Royalty Term with respect to such Licensed Product in such country, the license granted to Astellas under this Agreement with respect to such Licensed Product in such country shall remain in effect on a perpetual, irrevocable, fully paid-up and royalty-free basis.

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14.2 Termination.

(a) Termination by Astellas for Convenience. At any time after the first (1st) anniversary of the Effective Date, Astellas may terminate this Agreement for convenience in its entirety or on a Licensed Compound-by-Licensed Compound basis by providing written notice of termination to Pandion, which notice includes an effective date of termination at least one hundred fifty (150) days after the date of the notice. If this Agreement is terminated pursuant to this Section 14.2 on a Licensed Compound-by-Licensed Compound basis, this Agreement will continue to survive in all respects with respect to all Licensed Compounds other than the Terminated Compounds.

(b) Termination for Material Breach. If either Party believes that the other is in material breach of its obligations hereunder or material breach of any representation or warranty set forth in this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party shall have [**] from such notice to dispute or cure such breach. For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have [**] from the receipt of the notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the applicable period set forth above, the matter shall be addressed under the dispute resolution provisions in Section 15.6, and the termination shall not become effective unless and until it has been determined under Section 15.6 that the allegedly breaching Party is in material breach of this Agreement.

(c) Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, if Astellas or any of its Affiliates or sublicensees challenges in administrative or judicial proceedings the validity or enforceability of a claim included in any Pandion Patent Right, or supports, directly or indirectly, any such challenge, Pandion shall have the right to terminate this Agreement upon [**] written notice to Astellas, unless Astellas withdraws or causes to be withdrawn all such challenge(s) within such [**] period.

(d) Termination for Bankruptcy. Either Party may terminate this Agreement, if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

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(e) Termination under Section 3.7(b). This Agreement will automatically terminate pursuant to Section 3.7(b) if no Licensed Compound has been designated at the end of the Research Term Designation Period.

14.3 Effects of Termination. In the event of the termination of this Agreement in its entirely pursuant to Section 14.2, the following provisions will apply, as applicable:

(a) Termination other than by Astellas for Material Breach. If this Agreement terminates for any reason other than by Astellas pursuant to Section 14.2(b), the following will apply:

(i) Astellas shall pay any amounts due pursuant to ARTICLE 8 prior to the date of termination;

(ii) All licenses granted to Astellas by Pandion pursuant to Section 7.1 and the licenses granted to Pandion by Astellas pursuant to Section 7.2 will terminate as of the effective date of such termination and all rights with respect to the intellectual property rights so licensed will revert to the Party that Controls intellectual property rights. All sublicenses granted by Astellas pursuant to Section 7.1(c) shall terminate, unless converted to a direct license at Pandion’s sole option.

(iii) Subject to this Section 14.3, within [**] following termination of this Agreement in its entirety, at the election of Pandion, the Parties shall enter into an agreement under which Astellas will grant Pandion an exclusive, royalty-bearing, transferable, sublicensable (through multiple tiers), perpetual license under the Astellas Technology that Astellas determines in its sole discretion to use in the course of the Collaboration and that is necessary for Pandion to Develop and Commercialize Terminated Compounds and Terminated Products that were once designated by Astellas as Licensed Compounds or Licensed Products solely to Research, Develop, make, have made, use, offer to sell, sell, have sold, import, export, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit such Terminated Compounds and Terminated Products in the Field in the Territory. Such agreement shall also address as necessary the assignment of Regulatory Filings and clinical data, agreements with Third Parties, transition assistance, Manufacturing and supply of Terminated Products and the assignment of Product Marks. The Parties shall negotiate the terms of such agreement in good faith taking into consideration the stage of development of such Terminated Compounds and Terminated Products at the time of termination and comparable agreements with respect to products of similar commercial potential. In the event the Parties, despite their good faith negotiations, are unable to agree on the terms of such agreement within [**] following termination of this Agreement, the Parties shall refer the matter for resolution to a mutually agreed upon expert in business development in the life sciences industry (or, if the Parties cannot agree upon such an expert, each Party shall select one such expert and such experts shall select a third expert, and the three such experts shall constitute the decision-making panel), and the expert (or experts) so selected shall make a final decision as to the terms of such agreement on the basis of a “baseball” style arbitration, in which each Party makes a single comprehensive proposal of all terms and the expert (or experts) selects one of the Party’s proposals as being the most reasonable under the circumstances, which determination shall be final and binding on the Parties.

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(iv) Pandion may elect to purchase inventory of the materials related to the Terminated Products that contain a Terminated Compound in Astellas’ possession at the price which shall be calculated based on the manufacturing costs of such materials incurred by Astellas and/or its Affiliates.

(v) Astellas shall cease to Develop and Commercialize all Terminated Compounds and Terminated Products, including immediately stopping enrollment of subjects (unless otherwise directed in writing by Pandion) into any Clinical Trial being conducted by Astellas and at Pandion’s sole election either wind-down (including to cease administering Terminated Compounds or Terminated Products to Clinical Trial subjects and conducting Clinical Trial procedures on Clinical Trial subjects, to the extent medically advisable) or transition to Pandion (or its designee) any Clinical Trial then being conducted by Astellas, but in all cases in a timely manner and in accordance with applicable Law.

(vi) Pandion’s obligations under Section 9.1 shall terminate.

(b) Termination by Astellas for Material Breach. If this Agreement is terminated by Astellas pursuant to Section 14.2(b) the following provisions will apply:

(i) The license granted to Astellas pursuant to Section 7.1 shall survive, subject to the survival of Astellas’ payment obligations pursuant to ARTICLE 8.

(ii) The license granted to Pandion by Astellas pursuant to Section 7.2 will terminate and all rights with respect to the intellectual property rights so licensed will revert to Astellas;

(iii) Pandion’s obligations under Section 9.1 shall remain in effect.

14.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Section 4.5, Section 5.4, Section 7.5, Section 8.9 through Section 8.12, ARTICLE 10, ARTICLE 11, Section 12.5, Section 13.1 through Section 13.4, Section 13.6, Section 14.3 through Section 14.5, and ARTICLE 15, including any defined terms used therein, shall survive the expiration or termination of this Agreement.

14.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 15

GENERAL PROVISIONS

15.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war,

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acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party, or unavailability of materials related to the Manufacture of Licensed Compounds or Licensed Products. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

15.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party or, subject to Section 9.3 in the case of Pandion, in whole to its successor-in-interest in connection with a Change of Control. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

15.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Pandion:

Pandion Therapeutics, Inc.

610 Main Street

Cambridge, MA 02139

Attn: Rahul Kakkar

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street Boston, MA 02109

Attn: Lia Der Marderosian

Fax: (617) 526-5000

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If to Astellas:

Astellas Pharma Inc.

Vice President, Research Planning & Administration

21, Miyukigaoka, Tsukuba-shi, Ibaraki 305-8585, Japan

Facsimile: [**]

with a required copy to:

Astellas Pharma Inc.

Vice President, Business Development

5-1, Nihonbashi-Honcho 2-Chome Chuo-ku, Tokyo 103-8411, Japan

Facsimile: [**]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the next Business Day if sent by internationally-recognized overnight courier; or (c) on the third (3rd) Business Day following the date of mailing, if sent by mail.

15.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York and the patent laws of the United States without reference to any rules of conflict of laws.

15.6 Dispute Resolution.

(a) Resolution by Executive Officers. Except for the disputes at the JSC, which matters shall be resolved as provided in Section 2.1(c), in the event of any dispute arising out of or in connection with this Agreement (“Dispute”), either Party shall refer such Dispute in writing to the Parties’ respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such Dispute. If the Dispute is not resolved within [**] after it has been referred to the Executive Officers, the Dispute shall be finally settled through binding arbitration pursuant to Section 15.6(b). Any disputes concerning the propriety of the commencement of arbitration shall be finally settled by the arbitral tribunal.

(b) Arbitration.

(i) No Arbitration of Patent Issues. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights Covering the Manufacture, use, importation, offer for sale or sale of Licensed Compounds or Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such Patent Rights were granted or arose.

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(ii) Arbitration Procedure. Any Disputes that have not been amicably resolved pursuant to Section 15.6(a) within the [**] time period specified therein shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) before a tribunal comprised of three arbitrators. Each Party shall nominate one arbitrator and within [**] of the second arbitrator’s appointment, the two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as president of the tribunal. The arbitrators shall have experience in pharmaceutical licensing disputes. An arbitrator shall be deemed to meet this qualification unless a Party objects within [**] after the arbitrator is nominated. The seat, or legal place, or will be New York City, New York, United States. The language of the arbitration shall be English. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the commencement of the arbitration. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. Subject to Section 13.6, the arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement. The arbitrators shall also be authorized to grant temporary, preliminary or permanent equitable remedies or relief, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

(iii) Costs. During the pendency of the arbitration each Party shall bear its own attorneys’ fees, costs, and expenses of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators and the ICC administrative expenses; provided, however, that the arbitrators, in their final award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party its costs and expenses of arbitration, including its reasonable attorneys’ fees, the fees and costs of the arbitrators and ICC, and other costs and expenses (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses), as determined by the arbitrators.

(iv) Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order, preliminary injunction or other interim relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrators on the ultimate merits of any dispute.

(v) Confidentiality. The Parties agree that the arbitration shall be kept confidential. The existence and contents of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall be deemed Confidential Information of each of the Parties and subject to ARTICLE 11, except that a Party may disclose such information to the arbitrators, the ICC, its counsel, experts, witnesses and any other person to the extent required for the conduct of the arbitration, or as required by applicable Law, to protect or pursue a legal right, or to enforce or challenge an awards in bona fide legal disputes.

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(vi) Suspension of Cure Period. From the date the Secretariat of the International Court of Arbitration receives the request for arbitration and until such time as the Dispute has been finally settled, the running of the time periods as to which Party must cure a breach of this Agreement shall be suspended as to any breach that has been referred to arbitration.

15.7 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the Collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the Collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, the Existing CDA shall be superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement.

15.8 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

15.9 Independent Contractors. Pandion and Astellas are independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Pandion nor Astellas shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.10 Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

15.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, no ambiguity in this Agreement shall be strictly construed against either Party.

15.13 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

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15.14 Translations. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

15.15 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.16 Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Pandion Therapeutics, Inc.		Astellas Pharma Inc.

By:	/s/ Rahul Kakkar	By:	/s/ Akihiko Iwai
Name: Rahul Kakkar, MD		Name:	Akihiko Iwai, Ph.D.
Title: Chief Executive Officer		Title:	Senior Vice President
President, Drug Discovery Research